UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Sunrise Senior Living, Inc.

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March 18, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Sunrise Senior Living, Inc., which will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, on Friday, May 6, 2011, at 10:00 a.m.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid return envelope (also enclosed). If you decide to attend the meeting and vote in person, you may withdraw your proxy at that time.

To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2011 Proxy Statement and our 2010 Annual Report to Stockholders which includes our audited financial statements. If you plan to attend the meeting, please be sure to review the instructions for voting in person under “About the Annual Meeting” in the Proxy Statement.

On behalf of our Board of Directors and our employees, we thank you for your continued interest in and support of our company. We look forward to seeing you on May 6.

Sincerely,

Paul J. Klaassen
Non-Executive Chair of the Board

Mark S. Ordan
Chief Executive Officer

SUNRISE SENIOR LIVING, INC.

7900 Westpark Drive

Suite T-900

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2011

NOTICE IS HEREBY GIVEN that the 2011 annual meeting of stockholders of Sunrise Senior Living, Inc. will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia on Friday, May 6, 2011 at 10:00 a.m., local time, for the following purposes:

(1) to elect the seven directors named in the proxy statement;

(2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011;

(3) to hold an advisory vote on executive compensation, as described in the proxy statement;

(4) to hold an advisory vote on the frequency of future stockholder advisory votes on executive compensation; and

(5) to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 14, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. However, all stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

Mark S. Ordan
Chief Executive Officer

McLean, Virginia

March 18, 2011

Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope. Your proxy may be revoked prior to the voting by filing with the Secretary of Sunrise Senior Living, Inc. a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

i

SUNRISE SENIOR LIVING, INC.

7900 Westpark Drive

Suite T-900

McLean, Virginia 22102

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on Friday, May 6, 2011

ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my vote?

A:	Our Board of Directors is soliciting your vote for the 2011 annual meeting of stockholders, and any adjournments or postponements thereof, to be held on the date, at the time and place and for the purposes set forth in the accompanying notice. This proxy statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 22, 2011.

Q:	What am I voting on?

A:	You are voting on the following proposals:

•	The election of the seven director nominees named in this proxy statement, each for a term expiring at the 2012 annual meeting (Proposal 1).

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011 (Proposal 2).

•	An advisory vote to approve the compensation of our executives (Proposal 3).

•	An advisory vote on the frequency of future stockholder advisory votes on executive compensation (Proposal 4).

Q:	What are the Board’s voting recommendations?

A:	Our Board recommends that you vote FOR each of the Board’s nominees for election as directors and FOR Proposals 2 and 3. With regard to Proposal 4, our Board recommends that you vote FOR holding future advisory votes on executive compensation every year. While our Board is recommending that you vote FOR holding future advisory votes on executive compensation every year, stockholders are being asked to vote on whether future stockholder advisory votes on executive compensation should occur every one, two or three years, or to abstain from voting on the matter, and not whether they approve or disapprove the Board’s recommendation.

Q:	Will any other matters be voted on?

A:	As of the date of this proxy statement, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on the other matters in the manner recommended by our Board, or, if no such recommendation is given, in the discretion of the proxy holders.

Q:	Who can vote?

A:	Our Board has set the close of business on March 14, 2011 as the record date for the annual meeting. Holders of our common stock at the close of business on the record date are entitled to vote their shares at the annual meeting. As of the close of business on March 14, 2011, there were 57,095,356 shares of our common stock issued and outstanding and entitled to vote. Each share of issued and outstanding common stock is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by us.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the stockholder of record.

Q:	What is a quorum?

A:	A quorum is the minimum number of shares required to hold a meeting. Under our Amended and Restated Bylaws, as amended (the “Bylaws”), the presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Under applicable Delaware law, abstentions and broker non-votes, if any, will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the annual meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”). On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Proposal 2 is the only proposal that is considered “routine” under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker, the broker is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.

Under NYSE rules, Proposals 1, 3 and 4 are considered non-routine. Consequently, if you do not give your broker instructions, your broker will not be able to vote on any of these Proposals.

Q:	How many votes are needed for the Proposals to pass?

A:	Directors are elected by plurality vote. There is no cumulative voting in the election of directors. Therefore, the seven nominees receiving the highest number of “FOR” votes will be elected. Shares as to which a stockholder withholds voting authority and any broker non-votes will have no effect on the outcome of the vote in the election of directors.

The minimum vote which will constitute approval of Proposals 2, 3 and 4 is the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote with respect to the matter. Under applicable Delaware law, any broker non-votes are not considered entitled to vote with respect to a particular matter and, therefore, will have no effect on the outcome of the vote on Proposals 2, 3 and 4.

Abstentions are considered entitled to vote and, therefore, will have the same effect as a negative vote on Proposals 2 and 3. With respect to Proposal 4, stockholders are given four choices on the proxy card: whether future stockholder advisory votes on executive compensation should occur every one, two or three years, or to abstain from voting on the matter. Any abstentions on Proposal 4 will have the effect of increasing the likelihood that none of the other three choices on the proxy card will receive the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote with respect to this Proposal.

Because stockholders have several voting choices on Proposal 4, it is possible that no single choice will receive the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote with respect to the matter. In light of the foregoing, our Board intends to review the results for each voting alternative in making its determination on the frequency of future stockholder advisory votes on our executive compensation.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by marking your voting instructions, signing, dating and mailing your proxy card in the enclosed postage-paid envelope.

If you are a beneficial owner, you must follow the voting procedures of your broker, bank or other nominee.

Q:	What if I sign and return my proxy card without marking any voting instructions?

A:	If you sign and return your proxy card without marking any voting instructions, your shares will be voted FOR each of the Board’s nominees for election as directors, FOR Proposals 2 and 3 and, with regard to Proposal 4, FOR the frequency of holding future stockholder advisory votes on the compensation of our executives every year.

Q:	If I plan to attend the annual meeting, should I still vote by proxy?

A:	Yes. Voting in advance does not affect your right to attend the annual meeting.

If you send in your proxy card and also attend the annual meeting, you do not need to vote again at the annual meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record.

Beneficial owners who wish to vote in person at the annual meeting must request a legal proxy from their brokerage firm, bank, trustee or other agent and bring that legal proxy to the annual meeting.

Q:	Can I change my vote?

A:	Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

If you hold shares in street name, you may change your vote by submitting new instructions to your broker or other nominee, following the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can attend the annual meeting?

A:	Only stockholders are invited to attend the annual meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the annual meeting, you should bring a recent brokerage statement showing your ownership of the shares and a form of personal identification. If you wish to vote your shares which are held by a broker, bank or other nominee at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and bring your legal proxy to the annual meeting.

Q:	Who counts the votes?

A:	Our Board has appointed our transfer agent, American Stock Transfer & Trust Company, as the inspector of election. Representatives of our transfer agent will count the votes.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay for the cost of soliciting proxies. In addition to soliciting proxies by mail, we, through our directors, officers and regular employees, may also solicit proxies personally or by telephone or electronic mail without additional compensation. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy materials to and obtain proxies from beneficial owners and will reimburse these holders for their reasonable expenses in so doing. We have retained Georgeson Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2011

This proxy statement and our annual report to stockholders are available on our website at www. sunriseseniorliving.com/2011annualmeeting materials.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a minimum of two directors and a maximum of 11 directors, with the number of directors within this range fixed by our Board under our Bylaws. Our Board has fixed the number of directors constituting the entire Board at seven. All directors are elected annually.

At the 2011 annual meeting, seven directors will be elected for a term of one year expiring at the 2012 annual meeting. Upon the recommendation of the Governance, Compliance and Nominating Committee, our Board of Directors has nominated the seven current members of our Board for re-election as directors. The following table shows the name, age and principal position(s) with us of each of the Board’s director nominees.

Name of Director Nominee	Age(1)	Present Position(s)
Glyn F. Aeppel	52	Director
Thomas J. Donohue	72	Director
Stephen D. Harlan	77	Director
Paul J. Klaassen	53	Non-Executive Chair
Lynn Krominga	60	Lead Director
William G. Little	68	Director
Mark S. Ordan	51	Chief Executive Officer and Director

(1)	Age as of March 15, 2011.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of each of the Board’s nominees. Our Board believes that these nominees will stand for election and will serve if elected as directors. If any person nominated by our Board fails to stand for election or does not for any reason agree to accept election, the Board may reduce the size of the Board or may designate a substitute nominee. In the latter case, the proxies will be voted for the election of the substitute nominee as our Board recommends.

Biographical and Other Information

The principal occupations and employment of each director nominee and directorships held with other public companies during the past five years, along with information regarding the qualifications of each director and Board nominee to serve on our Board, is set forth below.

Glyn F. Aeppel has served on our Board since August 2008. Ms. Aeppel has more than 25 years of experience in property acquisitions, development and financing. Ms. Aeppel established a hotel investment and advisory company, Glencove Capital, in June 2010 and serves as president and chief executive officer for this company. From October 2008 to May 2010, Ms. Aeppel served as chief investment officer of Andre Balazs Properties, an owner and operator of luxury hotels and condominiums. From April 2006 to October 2008, Ms. Aeppel served as executive vice president of acquisitions and development for Loews Hotels and as a member of their board. In this role, she led Loews Hotels’ worldwide growth through corporate and asset acquisitions, joint ventures and management contracts. She also oversaw select ground-up mixed-use developments and actively structured and obtained financing for the Loews Hotels’ real estate transactions. From April 2004 to April 2006, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. From July 2002 to April 2004, Ms. Aeppel served as the executive vice president of business development for the Americas at Le Meridien Hotels and Resorts. From April 2001 to July 2002, Ms. Aeppel was the executive vice president of business development and acquisitions at Interstate Hotels & Resorts, Inc. and from 1995 to 1998 the vice president of development at Interstate. From 1998 to 2001, she was senior vice president of acquisitions and development for FFC Hospitality, LLC, a private equity fund founded by the co-founder and former chairman of Interstate. From 1993 to 1995, she was a partner in Lodging Evaluation Group, a hotel development and finance consulting company she co-founded. From 1990 to 1993, she was the director of development for Germany and Austria at Holiday Inn Worldwide in Wiesbaden, Germany. From 1986 to 1989, she was a manager in the Treasury Department of Marriott Corporation. From April 2005 to December 2007, Ms. Aeppel served as a director of Key Hospitality Acquisition Corporation, a company that had been formed to serve as a vehicle for the acquisition of an operating business in the hospitality industry and/or other related businesses.

Ms. Aeppel’s extensive executive-level financial, development and managerial experience in the real estate and hospitality industries, including her current position as president and chief executive officer of Glencove Capital; her oversight of numerous real estate investments, acquisitions and dispositions and structuring of joint ventures and debt and equity financings; and her experience with the developing, operating and financing of an international, multi-property company in the hospitality industry led to the conclusion that she should continue to serve as one of our directors.

Thomas J. Donohue has served on our Board since 1995. He is president and chief executive officer of the U.S. Chamber of Commerce, the world’s largest business federation, a position he has held since 1997. From 1984 to September 1997, he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Mr. Donohue currently serves on the boards of directors of Union Pacific Corporation, a rail firm, and Marymount University. From 1999 to July 2008, he served on the board of directors of XM Satellite Radio Holdings, Inc., a provider of audio entertainment and information programming.

Mr. Donohue’s long tenure on our Board; his management and leadership experience developed as president and chief executive officer of the U.S. Chamber of Commerce and prior thereto as president and chief executive officer of the American Trucking Association; his director experience on public company boards; his knowledge of current trends in public policy affecting U.S. business generally; and his extensive contacts in both government and industry led to the conclusion that he should continue to serve as one of our directors.

Stephen D. Harlan has served on our Board since June 2007. He is a partner in Harlan Enterprises, LLC, a specialized real estate firm that invests in real estate, since 2001. Prior to 2001, he was chairman of the real estate firm H.G. Smithy from 1993 to 2001. From 1959 to 1992, Mr. Harlan was with KPMG Peat Marwick. In 1987 he became Vice-Chairman of the firm responsible for its international business. Before 1987, he served for twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. From 1995 to 1999, he also served on the District of Columbia Financial Responsibilities and Management Assistance Authority (D.C. Control Board). Mr. Harlan serves on the board of directors of ING Direct Bank, a retail virtual bank offering services over the internet, phone or by mail. He also serves on the not-for-profit boards of Heroes Inc., an organization that assists the widows and children of law enforcement officers and firefighters in the Washington, D.C. metropolitan area who have given their lives in the line of duty; MedStar Health, a community-based healthcare organization that owns and operates nine hospitals in the Baltimore/Washington region; Loughran Foundation, an organization dedicated to education and the performing arts; and the Greater Washington Board of Trade. From January 2004 to October 2010, he served on the board of directors of Harris Interactive Inc., a market research, polling and consulting company, and from March 2003 to June 2008, he served on the board of directors of Friedman, Billings, Ramsey Group, Inc., an investment banking, institutional brokerage and asset management firm.

Mr. Harlan’s extensive accounting experience and expertise developed during his 33-year tenure as an active certified public accountant; his managerial experience as one of the senior partners of KPMG Peat Marwick and as chairman of H.G. Smithy, a real estate company; his extensive experience as a director and, in certain cases, audit committee chair of public and private companies and not for profit entities and his active role in our Board matters, including service on the Special Committee of our Board during our accounting restatement, led to the conclusion that he should continue to serve as one of our directors.

Paul J. Klaassen has served on our Board since 1981, when he and his wife Teresa Klaassen founded our company and our predecessor entities. Mr. Klaassen served as chair of our Board from our inception until March 2008 and as chief executive officer from our inception until November 2008. Effective November 1, 2008, he became non-executive chair of our Board. Mr. Klaassen currently serves on the boards of directors of The Netherland-American Foundation and the U.S. Chamber of Commerce. Mr. Klaassen also serves on the board of trustees of The Trinity Forum, a leadership academy. Mr. Klaassen was the founding chairman of ALFA, the Assisted Living Federation of America, and served as ALFA’s chairman from 1989 to 1995. From July 2004 to February 2006, he served on the board of directors of Meristar Hospitality Corporation, a hotel real estate investment trust.

As indicated above, Mr. Klaassen co-founded our company with Mrs. Klaassen in 1981 and served as our chief executive officer for 27 years. His role in the formation and growth of the assisted living industry in the U.S.; his knowledge about all aspects of our business and our mission to champion the quality of life for seniors; and his vision, recognized leadership position and active involvement in the senior living industry led to the conclusion that he should continue to serve as one of our directors.

Lynn Krominga has served on our Board since September 2007. Ms. Krominga was appointed non-executive chair of the Board in March 2008. Effective as of November 1, 2008, when Mr. Klaassen assumed the position of non-executive chair, Ms. Krominga became the lead director. Ms. Krominga is an attorney and business executive. Since 1999, she has served as president of Meadowcroft Management LLC (formerly Krominga Holdings LLC), which provides consulting services to private equity and venture capital firms and to start-up and early stage technology companies. In this capacity, she held several board and management roles, including chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal offices at Revlon, including President, Licensing Division and General Counsel. Prior to that, Ms. Krominga was an attorney at American Express and at Cleary, Gottlieb, Steen & Hamilton. Since October 2006, Ms. Krominga has served on the board of directors, audit committee and compensation committee of Avis Budget Group, Inc., one of the world’s largest vehicle rental companies. In April 2010, she was appointed a director of Neogenix Oncology, Inc., a development stage biotechnology company focused on developing and commercializing therapeutic and diagnostic products for the early detection and treatment of various cancers, and serves on its audit committee and nominating and governance committee.

Ms. Krominga has held an important leadership role on our Board, serving as non-executive chair and then as lead director, during a time of significant governance enhancements and management changes in our company. Her extensive experience with us, and on other public, private and not-for-profit boards of directors, concentrating on audit committee and compensation committee experience; her broad legal experience which includes extensive knowledge of corporate governance and regulatory issues; her many years of management and transactional experience both domestic and international; and her supervision of financial officers in previous senior executive positions held by her, led to the conclusion that she should continue to serve as one of our directors.

William G. Little has served on our Board since 2004. He is president and chief executive officer of Quam-Nichols Company, a Chicago-based manufacturer of commercial and industrial audio products. He joined Quam-Nichols in 1971. He is also a past chairman of the board of the U.S. Chamber of Commerce and currently serves as the chairman of The National Chamber Foundation, an independent, nonprofit, public policy research organization affiliated with the U.S. Chamber of Commerce. Mr. Little also is a past two-term chairman of the board of governors for the Electronic Industries Alliance.

Mr. Little’s managerial and leadership experience developed during his almost 40-year career at Quam-Nichols Company where he is chief executive officer; his leadership role in the U.S. Chamber of Commerce Foundation; and his active role in our Board matters, including service on the Special Committee of our Board during our accounting restatement, led to the conclusion that he should continue to serve as one of our directors.

Mark S. Ordan has served on our Board since July 2008. He became our chief investment and administrative officer in March 2008. On November 1, 2008, he became our chief executive officer. From October 2006 until May 2007, Mr. Ordan served as chief executive officer and president of The Mills Corporation (“Mills”), a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers. Mills was acquired by Simon Property Group and Farallon Capital in May 2007. Mr. Ordan served as a director of Mills from December 2006 until May 2007 and as Mills’ chief operating officer from March 2006 to October 2006. From 2001 through 2006, Mr. Ordan served as the non-executive chairman of the board of trustees of Federal Realty Investment Trust (“Federal”), an equity real estate investment trust specializing in the ownership, management, development and redevelopment of high-quality retail and mixed-use properties. Until his resignation in October 2006, Mr. Ordan was a member of the board of trustees of Federal for 11 years. From December 2003 to February 2006, Mr. Ordan was chief executive officer of Sutton Place Group, LLC, a gourmet food store chain operating under the names Balducci’s and High Noon. From 1999 to 2003, Mr. Ordan was chairman and chief executive officer of High Noon Always, Inc., an upscale quick-serve lunch operation (formerly known as Bethesda Retail Partners). From 1996 until 1999, Mr. Ordan was chief executive officer of Chartwell Health Management Inc., a health benefits brokerage firm, and from 1989 until 1996, he served as chairman, president and chief executive officer of Fresh Fields Markets, Inc., a natural and organic foods supermarket chain that was acquired by Whole Foods Market in 1996. Prior to that time, he worked in the equities division of the investment banking firm of Goldman Sachs & Co. Mr. Ordan serves on the board of directors of Oakleaf Waste Management, Inc., a waste and recycling management company, and on the board of Scenic Hudson, an environmental organization in New York’s Hudson Valley. He previously served on the Vassar College board of trustees for 12 years and was recently re-appointed as a member of the Vassar College board of trustees commencing July 2011. Mr. Ordan also currently serves on the board of directors of the International Center for Research on Women.

Mr. Ordan’s management and leadership experience as chief executive officer of several public and private companies; his knowledge and experience regarding real estate financings, acquisitions and dispositions, joint ventures and corporate and debt restructurings; his director experience in public and private companies; and his service as our chief executive officer led to the conclusion that he should continue to serve as one of our directors.

EXECUTIVE OFFICERS

The name, age and position(s) held by each of our present executive officers are set forth in the table below.

Name	Age(1)	Position(s) Held
Mark S. Ordan	51	Chief Executive Officer and Director
D. Gregory Neeb	43	Chief Investment and Administrative Officer
C. Marc Richards	40	Chief Financial Officer
David Haddock	41	General Counsel and Secretary

(1)	Age as of March 15, 2011.

Biographical information concerning Mr. Ordan is set forth above under “Election of Directors —Biographical and Other Information.” Biographical information concerning each of our other executive officers is set forth below.

D. Gregory Neeb joined us in April 2008 as our senior vice president — capital markets and investments. In December 2008, he became our chief investment officer and effective October 1, 2010 he became our chief investment and administrative officer. From 2001 until Mills was acquired by Simon Property Group and Farallon Capital in May 2007, he served as the chief investment officer of Mills, where he was responsible for investments, acquisitions, dispositions and capital markets. From 1995 to 2001, he served in various positions at Mills, including senior vice president and treasurer. From 1989 to 1994, he worked as a manager for Kenneth Leventhal & Company, a real estate accounting and consulting firm, serving real estate and related companies.

C. Marc Richards joined us in July 2009 as our chief accounting officer. He became our chief financial officer on March 11, 2011. From November 2007 to July 2009, he was a vice president of JE Robert Companies and functioned as the controller for JER Investors Trust, a publicly traded real estate investment trust (“REIT”) that invests in real estate loans, commercial mortgage backed securities and other structured finance products. While serving in this capacity, Mr. Richards supervised the accounting and financial reporting functions, Sarbanes-Oxley Act compliance and REIT tax compliance of JER Investors Trust. From May 2006 to October 2007, Mr. Richards served as vice president and corporate controller of Republic Property Trust, a publicly traded owner, operator and redeveloper of commercial office buildings in the Metropolitan D.C area, which was acquired by Liberty Property Trust in August 2007. In this role, Mr. Richards supervised the accounting and financial reporting functions of Republic Property Trust. From July 1999 to May 2006, Mr. Richards served in a variety of accounting positions with increasing responsibilities at Mills. These positions included, among others, group vice president of corporate accounting (until May 2006) and vice president of corporate and property G/L accounting (2004-2006).

David Haddock joined us in July 2005 as our vice president and associate general counsel. He became our senior vice president and associate general counsel in July 2008, our senior vice president and deputy general counsel in July 2009 and our general counsel and secretary in October 2010. In these positions, Mr. Haddock has been actively involved with increasing levels of responsibility with respect to the legal aspects of joint ventures, debt restructurings and other transactional matters involving our company in addition to litigation, corporate governance and regulatory matters. Before joining us, from April 2003 to June 2005, Mr. Haddock was associated with the law firm of Baker Botts L.L.P., where he advised clients on corporate governance and federal securities law matters. From October 1999 to March 2001, Mr. Haddock was associate counsel at PSINet Inc., an internet service provider, where he had responsibility for the legal aspects of numerous technology company acquisition transactions in the U.S. and in foreign jurisdictions. From May 1998 to October 1999, he was U.S. counsel to Octagon Worldwide Inc, a sports marketing firm, and Lowe & Partners, its sister company in the advertising business, where he provided legal advice with respect to the acquisition of sports marketing or advertising firms and on employment, litigation and corporate governance matters. From September 1994 to October 1997, Mr. Haddock was associated with the law firm of Hogan Lovells US LLP (formerly Hogan & Hartson L.L.P.), where he practiced in the corporate and securities group in that firm.

CORPORATE GOVERNANCE

Overview

Our Board of Directors is committed to the highest standards of corporate governance.

Important documents governing our corporate governance practices include the following:

•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Governance, Compliance and Nominating Committee Charter; and

•	Code of Conduct and Integrity.

You can access these documents at www.sunriseseniorliving.com to learn more about our corporate governance practices. Any amendment to, or waiver of, a provision of our Code of Conduct and Integrity is posted on our website within the deadline that may be imposed by any applicable rule or government regulation.

Director Independence

Under our Corporate Governance Guidelines, the Governance, Compliance and Nominating Committee annually assesses and makes recommendations to the Board regarding director independence. For a director to be considered independent under NYSE rules, the Board must determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Both the NYSE listing standards and our Corporate Governance Guidelines require that a majority of directors meet the criteria required for independence under the NYSE listing standards. Based upon the recommendation of the Governance, Compliance and Nominating Committee, the Board has determined that the following five directors meet the criteria for independence as set forth in the NYSE listing standards: Mses. Aeppel and Krominga and Messrs. Donohue, Harlan and Little. In making its independence determination with respect to Ms. Krominga, the Board took into account that an immediate family member of Ms. Krominga was a resident at one our communities during part of 2010. Based upon the recommendation of the Governance, Compliance and Nominating Committee, the Board also had determined that J. Douglas Holladay and David I. Fuente, who served as directors during 2010 until May 2010 and December 2010, respectively, met the criteria for independence as set forth in the NYSE listing standards.

Board Leadership Structure

The Board has separated the positions of chair and chief executive officer in the belief that this structure improves management’s accountability to the Board. Mr. Klaassen, our former chief executive officer, serves as non-executive chair of the Board, and Mr. Ordan serves as chief executive officer. The Board believes that having our former chief executive officer serve as non-executive chair of the Board is desirable because of his experience as a leader in the field of senior living and his familiarity with our business. In addition, the Board has established the position of lead director in order to continue to provide a designated leadership role for an independent director on Board matters. Currently, Ms. Krominga serves as lead director.

Non-Executive Chair

The specific responsibilities of the non-executive chair of the Board are as follows:

•	preside over Board meetings and meetings of stockholders;

•	provide input on the agenda for each Board meeting in accordance with our Corporate Governance Guidelines;

•	meet regularly with our chief executive officer to receive reports on our operations as compared to management’s business plan; and

•	perform such other duties of the non-executive chair of the Board as the Board may request from time to time.

Lead Director

The specific responsibilities of the lead director are as follows:

•	develop the agenda for each Board meeting, in consultation with appropriate members of management, the Board and committee chairs, in accordance with the Corporate Governance Guidelines;

•	preside over, and develop the agenda for, executive sessions of independent directors (to occur at least quarterly);

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coordinate with management and oversee the distribution of information to directors to help ensure the quality, quantity and timeliness of the flow of information from management to the Board that is necessary for the Board to effectively and responsibly perform its duties and appropriately review and act on matters brought before it;

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work with the chief executive officer to ensure effective communication with Board members on developments occurring between Board meetings, and serve as a Board point person for management in connection with urgent matters or developments requiring prompt attention;

•	recommend to the Board the retention of consultants who report directly to the Board on Board matters (other than Board committee consultants);

•	preside over Board meetings when the chair of the Board is not present;

•	serve as an ex-officio voting member of the Audit, Compensation and Governance, Compliance and Nominating Committees;

•	act as a principal liaison between the independent directors and management, recognizing that any independent director maintains the right to communicate directly with management on any matter;

•	meet regularly with the chief executive officer to receive reports on our operations as compared to management’s business plan; and

•	perform such other duties of the lead director as the Board may request from time to time.

Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing our company. Each quarter, our management team, led by our chief executive officer, chief investment and administrative officer and chief financial officer, presents a detailed description of the significant financial, operational, strategic and other risks faced by our company and management’s plan to mitigate and manage each risk in the context of our overall business strategy. Our Board also hears directly from each functional head and risk “owner” on their perspective of the actions needed and the progress made with respect to identified risks. Between meetings, Board members also have frequent contact with senior management on these matters.

The Audit Committee assists our Board in risk oversight by reviewing and discussing policies with management and the independent auditor regarding our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee, as part of its independent auditor and internal audit oversight, also reviews and discusses the effectiveness of our disclosure controls and internal control over financial reporting and the performance of the internal audit function.

The Compensation Committee oversees the design and administration of our company’s executive compensation programs to promote an environment which does not encourage unnecessary and excessive risk-taking.

The Governance, Compliance and Nominating Committee directs and monitors our internal compliance committee’s implementation of our corporate-wide compliance program, and oversees the periodic review and assessment of the effectiveness of our compliance program. The Governance, Compliance and Nominating Committee also evaluates the Board’s corporate governance guidelines and other Board and Board Committee processes.

Our Board receives periodic reports from each of these Board Committees on their activities.

Succession Planning

One of the primary duties of our Board of Directors is the oversight of the succession processes for our chief executive officer and other executive officers. The objective in this undertaking is to ensure that there is a continuity of qualified managers who have the ability to execute our company’s near-term and longer-term strategic plans. This also involves the development of a contingency plan that results from planned or unplanned departures of an executive officer.

The primary elements of our senior management succession plan include:

•	oversight of the company’s succession process by the non-management directors of our Board;

•	assessments of the qualities and leadership skills required to execute the company’s strategic plans, and the development of a target “profile” for the senior-most managers based on this evaluation;

•	periodic dialogue between the non-management directors of our Board and the chief executive officer regarding succession planning;

•	overseeing target time frames over which internal successions are expected to be executed; and

•	developing an emergency succession plan in the event of an unexpected inability of our chief executive officer to perform his duties; and

•	if necessary, overseeing the retention of an executive search firm to identify external candidates.

Executive Sessions of Independent Directors

During 2010, the independent directors met in executive session without management four times. Ms. Krominga, the lead director, presides at these executive sessions.

Meetings of the Board of Directors and Committees of the Board; Board and Committee Meeting Attendance

During 2010, our Board of Directors held four regular meetings and ten special meetings, the Audit Committee held nine meetings, the Compensation Committee held eight meetings and the Governance, Compliance and Nominating Committee held five meetings.

All of our incumbent directors attended at least 75% of the aggregate of (a) the total number of meetings held by our Board and (b) the total number of meetings held by all committees of the Board on which the director served.

Standing Board Committees

We currently have the following standing Board committees: Audit Committee, Compensation Committee and Governance, Compliance and Nominating Committee. Each of these committees is composed entirely of independent directors and has authority to obtain assistance and advice from internal or outside legal counsel or other advisors.

The following table sets forth the present membership of these committees.

Director	Audit Committee	Compensation Committee	Governance, Compliance and Nominating Committee
Glyn F. Aeppel	X	Chair
Thomas J. Donohue			X
Stephen D. Harlan	Chair		X
Lynn Krominga	X	X	X
William G. Little	X	X	Chair

Audit Committee

The Audit Committee is appointed by the Board to assist in its oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of our internal audit function and independent auditor. The Audit Committee’s responsibilities include:

•	directly appointing, compensating, retaining and overseeing the work of the registered independent public accounting firm engaged by us, which firm reports directly to the Audit Committee;

•	reviewing and discussing with both the independent auditor and management the adequacy and effectiveness of our disclosure controls and internal controls over financial reporting;

•	reviewing periodically corporate performance against management’s strategic and business plans;

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reviewing and discussing policies with management and the independent auditor regarding our major financial risk exposures and the steps management has taken to monitor and control such exposures; assist the Board in fulfilling its oversight responsibilities regarding our policies and processes with respect to risk assessment and risk management, including any significant non-financial risk exposures; and reviewing our annual disclosures concerning the role of the Board in risk oversight of our company, such as how the Board administers its oversight function;

•	reviewing and approving the appointment and/or replacement of the chief audit executive, who has a direct reporting line to the Audit Committee;

•

meeting quarterly in separate executive sessions with our chief executive officer, chief financial officer, chief audit executive, general counsel, independent auditor and any other members of management as the Audit Committee deems appropriate, to provide a forum in which concerns and issues can be candidly raised; and

•	receiving reports from our chief financial officer on the matters that were discussed at each meeting of our Disclosure Committee, which consists of members of management and not Board members.

Pursuant to the Audit Committee’s Charter, all members of the Audit Committee must meet the independence requirements applicable to audit committee members under NYSE rules. Each member of the Audit Committee must also be financially literate as determined under NYSE rules. The Board has determined that each member of the Audit Committee satisfies these requirements. At least one member of the Audit Committee also must have accounting or financial management expertise as determined under NYSE rules. Under the NYSE rules, a board may presume that an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (the “SEC”) has accounting or related financial management expertise. Our Board of Directors has determined that Mr. Harlan qualifies as an “audit committee financial expert” under the rules and regulations of the SEC. In making this determination with respect to Mr. Harlan, the Board considered, among other things, his 33-year tenure with KPMG Peat Marwick, including five years as Vice Chairman of the firm responsible for its international business and twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. All members of the Audit Committee have significant financial expertise.

Compensation Committee

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of our chief executive officer and other executive officers, and to administer and implement our incentive-compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has overall responsibility for evaluating and proposing compensation plans, programs and policies for our chief executive officer and other executive officers. The Compensation Committee’s responsibilities include:

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reviewing and approving for our chief executive officer and our other executive officers: (a) annual base salary and bonus, (b) any long-term incentive compensation, (c) any employment agreements, severance arrangements and change in control and similar agreements, (d) any amendments to the foregoing agreements and (e) any perquisites, special or supplemental benefits; and

•

administering and implementing our incentive compensation plans and equity-based plans that are subject to Board approval in which directors, our chief executive officer, other executive officers and other employees may participate, including, but not limited to, (a) approving option grants and restricted stock or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

In setting compensation for our executive officers (other than our chief executive officer), the Compensation Committee considers the recommendations of our chief executive officer.

Engagement of Compensation Consultant. In the third quarter of 2009, the Compensation Committee directly engaged Hay Group to act as the Compensation Committee’s compensation consultant in place of Frederick W. Cook & Co. (“FW Cook”), which had served in that role since early 2008. During 2010, as part of its annual service to the Compensation Committee, Hay Group provided guidance on revisions to the peer group of companies we use for assessing the competitive pay positioning of our named executive officers; performed competitive pay analyses for our named executive officers in comparison to similarly titled officers at the revised peer group companies; assisted with the design of the structure of the performance metrics for determining 2010 annual incentive bonuses for Messrs. Ordan, Neeb and Ms. Pangelinan; provided advice regarding the amendments to our 2008 Omnibus Incentive Plan that were submitted to and approved by our stockholders at our 2010 annual meeting; provided advice with respect to recent developments in the executive compensation area, including as to the executive compensation provisions of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); and assisted with the design of the structure of a possible equity award program for our executive officers and other senior level employees, which the Compensation Committee expects to further consider in 2011. Hay Group also served as the compensation consultant to the Compensation Committee in connection with the amendment and restatement of Mr. Ordan’s employment agreement. In this role, Hay Group responded to questions from the Committee and provided requested analysis regarding the compensation-related terms of Mr. Ordan’s amended and restated employment agreement. During 2010, Hay Group also provided advice regarding the structure and form of the components of the annual Board retainer to be paid to our non-employee directors in 2011. The fees paid to Hay Group for services to us (not involving the amount or form of executive and director compensation) did not exceed $120,000 in the aggregate during 2010.

Governance, Compliance and Nominating Committee

The Governance, Compliance and Nominating Committee is appointed by the Board to (1) assist the Board in fulfilling its oversight responsibilities relating to our compliance with applicable laws, regulations and standards, sound ethical standards and ethics programs and policies as established by management and the Board; (2) provide oversight of the company-wide compliance program; (3) review and approve related party transactions; (4) oversee the evaluation of the Board’s governance process and the evaluation of the Board and management; (5) assist the Board by identifying individuals qualified to become Board members to fill a Board vacancy or a newly-created directorship resulting from an increase in the authorized number of directors and by recommending to the Board the director nominees for the next annual meeting of stockholders; and (6) recommend to the Board the director nominees for each Board committee. The Governance, Compliance and Nominating Committee’s responsibilities include:

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directing and monitoring our internal compliance committee’s implementation of a corporate-wide compliance program, and overseeing the periodic review and assessment of the effectiveness of our compliance program and recommending improvements where appropriate;

•	reviewing and approving the appointment of our chief compliance officer, who reports directly to the Governance, Compliance and Nominating Committee;

•	reviewing all proposed related party transactions and annually reviewing all existing related party transactions;

•	overseeing the annual evaluation of management, including the evaluation of our chief executive officer;

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annually, or more frequently as may be deemed appropriate, recommending to the Board compensation for those directors who are not also salaried officers, for the lead director and the non-executive chair of the Board and for members and chairs of Board committees;

•	evaluating the Board’s governance processes;

•	periodically reporting to the Board regarding the implementation and efficacy of our corporate-wide compliance program;

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evaluating the qualifications of potential candidates for director, including any nominees submitted by stockholders in accordance with our Bylaws, and recommending to the Board the director nominees for the next annual meeting of stockholders or any special meeting of the stockholders and any person to be considered to fill a Board vacancy or a newly created directorship resulting from any increase in the authorized number of directors;

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annually recommending to the Board director nominees for each Board committee, taking into account the membership requirements set forth in the Board committee charters, as well as the listing standards of the NYSE;

•	annually assessing and making recommendations to the Board regarding the directors’ qualifications as independent; and

•	overseeing our director orientation program and continuing director education requirements.

Limitation on Outside Board Service

The Board recognizes the substantial time demands placed on directors, and does not believe that it is possible to serve effectively on our Board and serve as a director of numerous other boards. Effective March 2008, the Board limited service by then existing and new directors on public company boards to a total of four, including service on our Board. As of the 2012 annual meeting, the Board has limited service by all directors on public company boards to a total of three, including service on our Board.

Code of Conduct and Integrity

Our Code of Conduct and Integrity, which is applicable to all employees, officers and directors, focuses on inspiring individuals to uphold high standards and provides clear guidelines on what to do, what is and what is not acceptable, and when and where to seek guidance; emphasizes the availability of the existing anonymous Hotline that individuals can use to identify and report questionable activity and the obligation of each employee, officer and director to raise concerns and issues; explicitly assures non-retaliation for reports of questionable conduct; provides specific examples of scenario based vignettes involving risk areas to us and practical questions and answers to help employees, officers and directors and other stakeholders understand key concepts; and specifies the consequences for non-adherence.

Director Nomination Process

Our Board has adopted a policy regarding the qualification and nomination of director candidates. Consistent with this policy, in considering potential director candidates, the Governance, Compliance and Nominating Committee requires, among other things, that a candidate have an ability to exercise sound judgment, an ability to make independent analytical inquiries and a willingness to devote adequate time to diligently perform Board duties. In making recommendations to the full Board of nominees for election as directors, the Governance, Compliance and Nominating Committee also takes into account, among other things, whether a person possesses specific skills, knowledge or perspective relevant to our business, has demonstrated broad business judgment and leadership and has relevant specific industry or regulatory affairs knowledge, business creativity and vision. Under the Board adopted policy, the Governance, Compliance and Nominating Committee also takes into account the importance of a diversified Board membership, in terms of their various experiences, areas of expertise and other characteristics of the individuals involved. During 2007 and 2008, four new independent directors were added to the Board. All four of the new independent directors have diverse industry and managerial backgrounds and experience. Two of the independent directors are women. One of the new independent directors, Mr. Fuente, resigned as a director effective December 23, 2010 as a result of his decision to curtail his business and board activities.

Under our Corporate Governance Guidelines, the Governance, Compliance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the skills and characteristics required of Board members in the context of the current composition of the Board. Nominees for director are identified by the Governance, Compliance and Nominating Committee based on input received from a number of sources, which from time to time may include, among others, members of the Board and stockholders. The Governance, Compliance and Nominating Committee has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. Each candidate is then evaluated by the Governance, Compliance and Nominating Committee in light of his or her qualifications and credentials, and any additional factors that the Governance, Compliance and Nominating Committee deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications. As part of the Governance, Compliance and Nominating Committee’s annual evaluation of the Board’s governance processes, each director annually conducts a self-assessment of his or her own performance and these self-assessments are reviewed by the Governance, Compliance and Nominating Committee.

The Governance, Compliance and Nominating Committee will consider written proposals from stockholders for candidates to be nominees for director positions. Any such proposals should be submitted to the Governance, Compliance and Nominating Committee, c/o Secretary, Sunrise Senior Living, Inc., 7900 Westpark Drive, Suite T-900, McLean, VA 22102. All candidates submitted by stockholders for consideration by the Governance, Compliance and Nominating Committee are evaluated in the same manner as other director candidates, provided that the appropriate procedures for their recommendation have been followed. Under its charter, the Governance, Compliance and Nominating Committee is required to evaluate the qualifications of potential candidates for director, including any nominees submitted by stockholders under and in accordance with the provisions of our Bylaws, consistent with the criteria approved by the Board.

Under our Bylaws, for nominations of persons for election to the Board to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (a) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board and at the time of the annual meeting, (b) be entitled to vote at the meeting and (c) must deliver notice to the Secretary at our principal executive offices within the time frame specified in our Bylaws. See “Stockholder Proposals for 2012 Annual Meeting” below for information on the time frame applicable to the 2012 annual meeting of stockholders. In addition, our Bylaws require certain additional disclosures regarding the stockholders making nominations, including disclosure of all ownership interests (including derivative interests) and rights to vote any shares of any of our securities and disclosure regarding the director nominee, including a description of any compensation, agreements, arrangements and understandings between the proposing stockholder and the nominee. The Bylaws also require the director nominee to furnish a signed nominee questionnaire and the written representation and agreement provided for in the Bylaws specifying, among other things, that the director nominee is not and will not become a party to any agreements, arrangements, or understandings that have not been disclosed to us as to how, if elected, the director nominee will vote as a director.

Communications with our Board of Directors

Stockholders and other interested parties who want to communicate with our Board, our non-management directors, our independent directors or any individual director, including our lead director, may write to:

Sunrise Senior Living, Inc.

7900 Westpark Drive, Suite T-900

McLean, Virginia 22102

Attention: Lead Director

Copy to: General Counsel

Attendance at Annual Stockholder Meetings by Directors

We encourage members of the Board to attend the annual stockholder meeting. All of our directors attended the 2010 annual meeting.

2010 Director Compensation

For 2010, our non-employee directors (other than Mr. Klaassen) received the following annual Board fees. These fees are paid on a calendar-year basis, quarterly in advance. No separate meeting attendance fees are paid for attending meetings of Board committees.

Board Retainer	$150,000
Committee Chair Retainer:
Audit Committee	$25,000
Compensation Committee	$15,000
Fee for Serving on Audit Committee (other than the Committee Chair)	$10,000
Lead Director Fee	$50,000

In addition, all non-employee directors are reimbursed for reasonable expenses incurred in attending meetings of the Board or Board committees.

For 2010, Mr. Klaassen, our non-executive chair of the Board, was paid $25,000 per month for advisory services on senior living matters provided by him to Mr. Ordan, our chief executive officer, during the months of August 2010 to December 2010. Mr. Klaassen did not receive any Board fees for 2010.

Mr. Ordan does not receive fees for serving on our Board. For information regarding 2010 compensation paid to Mr. Ordan in his role as our chief executive officer, refer to the Summary Compensation Table.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Glyn F. Aeppel	$160,000	$—	$—	$—	$—	$—		$160,000
Thomas J. Donohue	150,000	—	—	—	—	—		150,000
David I. Fuente(1)	165,000	—	—	—	—	—		165,000
Stephen D. Harlan	175,000	—	—	—	—	—		175,000
J. Douglas Holladay(2)	52,508	—	—	—	—	—		52,508
Paul J. Klaassen	—	—	—	—	—	125,000	(4)	125,000
Lynn Krominga	210,000	—	—	—	—	—		210,000
William G. Little	160,000	—	—	—	—	—		160,000

(1)	Mr. Fuente resigned as a director effective December 23, 2010.
(2)	Mr. Holladay’s term of office as a director expired on May 4, 2010.
(3)	As of December 31, 2010, the outstanding options held by each non-employee director, all of which were granted in prior periods and are fully vested, were as follows:

Glyn F. Aeppel	—
Thomas J. Donohue	118,000
David I. Fuente	—
Stephen D. Harlan	—
J. Douglas Holladay	76,000
Paul J. Klaassen	—
Lynn Krominga	—
William G. Little	40,000

(4)	Represents advisory fees of $25,000 per month paid to Mr. Klaassen for providing advisory services on senior living matters to Mr. Ordan for the months of August 2010 through December 2010.

2011 Director Compensation

For 2011, our non-employee directors (including Mr. Klaassen) will receive the following annual Board fees. These fees are paid on a calendar-year basis, quarterly in advance. No separate meeting attendance fees are paid for attending meetings of Board committees.

Board Retainer	$150,000	(1)
Committee Chair Retainer:
Audit Committee	$25,000
Compensation Committee	$15,000
Fee for Serving on Audit Committee (other than the Committee Chair)	$10,000
Lead Director Fee	$50,000
Non-Executive Chair of the Board Fee	$100,000

(1)

For 2011, the annual Board retainer is being paid 50% in cash and 50% in the form of a grant of 11,980 restricted stock units to each of our non-employee directors. The grant was made on January 4, 2011 under our 2008 Omnibus Incentive Plan, as amended. The restricted stock units represent the right to receive an equivalent number of shares of our common stock and have a value of $75,000 based on the closing price of our common stock on January 4, 2011 of $6.26 per share. The restricted stock units vest in four equal quarterly installments on January 4, 2011, April 1, 2011, July 1, 2011 and October 1, 2011, subject to continued service as a director on the applicable vesting date. For Mses. Aeppel and Krominga, vested shares will be delivered within three days after December 31, 2011 or, if earlier, the date they cease to be directors. For Messrs. Donohue, Harlan, Klaassen and Little, who each elected to defer delivery of their vested shares, vested shares will be delivered within three days after they cease to be directors, if later than December 31, 2011. Vesting of the restricted stock units will accelerate upon consummation of a “Change of Control”, as defined in our 2008 Omnibus Incentive Plan, as amended (see page 42 of this proxy statement).

In addition, all non-employee directors will be reimbursed for reasonable expenses incurred in attending meetings of the Board or Board committees.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, objectives and policies for 2010 with respect to the following current and former executive officers, who we refer to collectively as our “named executive officers:”

Current Executive Officers Included Among 2010 Named Executive Officers	Former Executive Officer Included Among 2010 Named Executive Officers

• Mark S. Ordan, Chief Executive Officer and Director	• Julie A. Pangelinan, Chief Financial Officer(1)

• D. Gregory Neeb, Chief Investment and Administrative Officer

• David Haddock, General Counsel and Secretary

(1)	Ms. Pangelinan’s employment terminated on March 11, 2011.

The CD&A also outlines the structure and rationale for each element of the named executive officers’ compensation, and provides context for the amounts disclosed in the compensation tables included elsewhere in this proxy statement.

Compensation Committee Process

Role of Compensation Committee

The Compensation Committee of our Board makes all compensation decisions for our named executive officers. The Compensation Committee is also responsible for administering and overseeing the implementation of our incentive compensation plans and equity-based plans in which directors, the chief executive officer and other executive officers and employees may participate.

Role of Compensation Consultant

In the third quarter of 2009, the Compensation Committee directly engaged Hay Group to act as the Compensation Committee’s compensation consultant in place of FW Cook, which had served in that role since early 2008. During 2010, as part of its annual service to the Compensation Committee, Hay Group provided guidance on revisions to the peer group of companies we use for assessing the competitive pay positioning of our named executive officers; performed competitive pay analyses for our named executive officers in comparison to similarly titled officers at the revised peer group companies; assisted with the design of the structure of the performance metrics for determining 2010 annual incentive bonuses for Messrs. Ordan, Neeb and Ms. Pangelinan; provided advice regarding the amendments to our 2008 Omnibus Incentive Plan that were submitted to and approved by our stockholders at our 2010 annual meeting; provided advice with respect to recent developments in the executive compensation area, including as to the executive compensation provisions of the recently enacted Dodd-Frank Act; and assisted with the design of the structure of a possible equity award program for our executive officers and other senior level employees, which the Compensation Committee expects to further consider in 2011. Hay Group also served as the compensation consultant to the Compensation Committee in connection with the amendment and restatement of Mr. Ordan’s employment agreement. In this role, Hay Group responded to questions from the Committee and provided requested analysis regarding the compensation-related terms of Mr. Ordan’s amended and restated employment agreement. See “Corporate Governance – Standing Board Committees – Compensation Committee – Engagement of Compensation Consultant” for additional information.

Role of Chief Executive Officer

In setting the compensation for our named executive officers (other than the chief executive officer), the Compensation Committee considers the recommendations of the chief executive officer. The chief executive officer provides information relating to each named executive officer’s performance to support the Compensation Committee’s decision-making on executive compensation.

Compensation Philosophy and Objectives

In November 2008, the Compensation Committee, with the assistance of FW Cook, formalized and approved a new executive compensation philosophy to tie executive compensation more directly to the achievement of specific performance goals while continuing to provide competitive compensation opportunities. The guiding principle of the new philosophy is that compensation realized by our executives should generally reflect each executive’s individual skills and experience, as well as our overall performance against our business plan and changes in stockholder value.

The key objectives of our executive compensation program as set forth in the new executive compensation philosophy include:

•	attracting and retaining highly skilled executives who are committed to fulfilling our mission to champion quality of life for all seniors;

•	linking compensation opportunity to achievement of our short- and long-term financial and strategic goals;

•	strengthening the alignment of interest between management and stockholders by tying compensation realized directly to changes in stockholder value;

•	maximizing the financial efficiency of the overall executive compensation program from a tax, accounting, dilution and cash flow perspective; and

•	ensuring compliance with high standards of corporate governance.

Impact of Business Environment on Compensation; 2010 Company Financial Performance

During the past three years and continuing in 2011, we have faced numerous financial and operational challenges, including the need to restructure and extend the maturity dates of our debt and to improve our financial position, cash flows and results of operations, as more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our 2010 Form 10-K filed on February 25, 2011.

The Compensation Committee believes that, during this critical period of financial and operational challenges, hiring and retaining executives with the skill, knowledge and track record necessary to achieve success in the face of these challenges is critically important to the company’s short- and long-term stability. Because such talent is vital to our future, the Compensation Committee also believes that the compensation program must be competitive in attracting and retaining our key executives.

During 2010, we continued to make progress in meeting our financial and operational challenges under the leadership of Mr. Ordan and our other named executive officers, including the following:

•	a continuation of our aggressive plans to reduce general and administrative expenses, which resulted in additional headcount reductions in 2010;

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a continuation of our efforts to improve the operating results of our owned and managed facilities, including a comprehensive review of our pricing model in all metropolitan areas with a careful adjustment of room pricing where warranted to be competitive, a reduction in discretionary community costs not impacting resident care, the revamping of the sales and marketing function, including hiring a new head of sales and working with a strategic marketing firm to focus our efforts on a few company-wide initiatives which can be managed, measured and controlled, and strengthening our brand with new marketing and other materials, flags and consistent signage;

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the August 2010 settlement and restructuring agreement with HCP, Inc. regarding certain senior living communities owned by HCP and operated by us. Pursuant to the agreement, we gave HCP the right to terminate us as manager of 27 communities owned by HCP, Inc. for which we received a total of $50.0 million in termination fees, which we used to pay down certain amounts under our bank credit facility;

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the completion in October 2010 and November 2010 of the sale of our nine German communities, which resulted in the elimination of approximately $150 million of debt, and the execution of debt restructuring agreements with our German lenders;

•	the pay down in full in November 2010 of the outstanding principal balance under our bank credit facility;

•

the completion in December 2010 of the sale to Ventas, Inc. of all of our joint venture interests in nine limited liability companies in the U.S. and two limited partnerships in Canada, which collectively own 58 senior living communities managed by us. The aggregate purchase price for the venture interests was approximately $41.5 million. We used the proceeds from the transaction, after expenses, to pay down debt obligations and for working capital. In connection with this transaction, we recorded a $25 million gain on the sale of our venture interests. We continue to manage the 58 senior living communities, together with the other 21 senior living communities in the Ventas portfolio that were already wholly owned by Ventas, pursuant to amended and restated master and management agreements entered into in connection with the purchase and sale transaction; and

•

the entering into agreements in December 2010, which provided for the transfer of our and our joint venture partner’s ownership interests in an existing joint venture that owned 29 senior living communities that were managed by us to a new joint venture in which we and a wholly owned subsidiary of CNL Lifestyle Properties, Inc. would hold the ownership interests and we would continue to manage the communities. This transaction closed in January 2011. The portfolio was valued at approximately $630 million (excluding transaction costs). As part of our new venture agreement, we will have the option to purchase our new partner’s interest in the venture beginning from the start of year three to the end of year six.

As described in our 2010 Form 10-K, we reported total operating revenues of $1.4 billion for the year ended December 31, 2010, as compared to $1.5 billion for the year ended December 31, 2009. Net income attributable to common shareholders was greatly increased by non-recurring factors and was $99.1 million, or $1.72 per fully diluted share, for the year ended December 31, 2010. This included $63.3 million of buyout fees and $68.5 million of income from discontinued operations, as compared to net loss attributable to common shareholders of ($133.9) million, or ($2.61) per fully diluted share, for the year ended December 31, 2009. A significant portion of our ongoing management fee income is heavily concentrated with four business partners, as outlined in our 2010 Form 10-K.

We had $66.7 million of unrestricted cash at December 31, 2010. As of December 31, 2010, we had significantly reduced our consolidated debt to $163 million, as compared to $440.2 million at December 31, 2009, a reduction of $277.2 million.

Amendment and Restatement of Mr. Ordan’s Employment Agreement

In connection with Mr. Ordan’s promotion to our chief executive officer effective November 1, 2008 and as a means of retaining his services during a critical time for us, on November 13, 2008, we entered into an employment agreement with him, effective November 1, 2008. Effective December 1, 2010, we amended and restated Mr. Ordan’s employment agreement. Except as described below, Mr. Ordan’s amended and restated employment agreement has substantially the same terms and conditions as his original employment agreement.

Pursuant to his amended and restated employment agreement, Mr. Ordan’s employment term has been extended from November 1, 2011 to December 1, 2012, with automatic one-year renewals at the end of that term and each year thereafter unless either party otherwise provides notice to the other, at least 120 days prior to the next renewal.

In connection with the execution of his amended and restated employment agreement, Mr. Ordan received a cash re-signing bonus of $3 million.

Mr. Ordan’s amended and restated employment agreement also eliminates the “golden parachute” excise tax gross-up provision that was included in his original employment agreement.

In addition, in connection with the execution of his amended and restated employment agreement, the Compensation Committee granted Mr. Ordan, on December 1, 2010, a ten-year option to purchase 1,000,000 shares of our common stock at $3.94 per share, the closing price of our common stock on December 1, 2010. The re-signing option vests as to one-third of the shares subject to the option on each of December 1, 2011, 2012 and 2013 so long as Mr. Ordan continues to be employed with us on the applicable vesting date. Vesting of the re-signing option accelerates upon certain terminations of employment.

In determining to enter into the amended and restated employment agreement, the Compensation Committee considered Mr. Ordan’s role over the last two years in leading our restructuring efforts and leading us to significantly improved financial position, cash flows and results of operations, as described above, and the fact that his leadership skills and broad-based expertise and experience in the real estate sector make him highly marketable both within and outside the senior living industry. While Mr. Ordan’s original employment agreement contained a non-compete restriction which would have prohibited him from working at a competing business within the senior living industry during the term of his employment and for two years thereafter, such restriction would not prevent, and upon the advice of counsel the Compensation Committee understands could not be amended to effectively prevent, Mr. Ordan from leaving us to work for a business outside of the senior living industry. Consequently, the Compensation Committee deliberated how to revise Mr. Ordan’s employment arrangement to best ensure that we would have his continued services for at least the next two years. The Compensation Committee believes that the amended and restated employment agreement accomplishes that goal.

In consideration for the re-signing option and the re-signing bonus, Mr. Ordan’s amended and restated employment agreement prohibits him from resigning without good reason prior to December 1, 2012 except with the written consent of our Board of Directors. Any such resignation without the written consent of our Board of Directors is a breach of the amended and restated employment agreement which results in Mr. Ordan being required to repay his re-signing bonus, as well as giving us a contractual damages claim against Mr. Ordan and a contractual interference claim against any organization which encourages Mr. Ordan to leave us to work for it. Furthermore, due to the vesting conditions of the re-signing option, a resignation by Mr. Ordan for other than good reason, with or without the written consent of our Board of Directors, would result in a forfeiture of either all, two-thirds or one-third of his re-signing option if the resignation is prior to the first, second or third anniversary of the December 1, 2010 grant date, respectively. Finally, the post-employment senior living industry noncompete restriction in Mr. Ordan’s original employment agreement remains in place in the amended and restated employment agreement.

Mr. Ordan’s re-signing bonus and re-signing option compensate Mr. Ordan for the additional comfort provided to us and our stockholders through the amended and restated employment agreement with regard to Mr. Ordan’s continued services, as well as for the removal of the golden parachute excise tax gross-up provision that was included in his original employment agreement. Hay Group served as compensation consultants to the Compensation Committee.

Amendment and Restatement of Mr. Neeb’s Employment Agreement

Effective January 21, 2009, we entered into an employment agreement with Mr. Neeb, who had been promoted to our chief investment officer in December 2008. On October 1, 2010, Mr. Neeb’s employment agreement was amended to reflect his promotion to chief investment and administrative officer.

On January 25, 2011, upon the recommendation of Mr. Ordan and in order to best ensure that we would have Mr. Neeb’s continued services for at least the next two years, the Compensation Committee approved an amended and restated employment agreement with Mr. Neeb, effective as of January 25, 2011. Except as described below, Mr. Neeb’s amended and restated employment agreement has substantially the same terms and conditions as his original employment agreement.

Pursuant to his amended and restated employment agreement, Mr. Neeb’s employment term has been extended from January 21, 2012 to January 25, 2013, with automatic one-year renewals at the end of that term and each year thereafter unless either party otherwise provides notice to the other at least 120 days prior to the next renewal.

In connection with the execution of his amended and restated employment agreement, Mr. Neeb received a cash re-signing bonus of $2 million.

Mr. Neeb’s amended and restated employment agreement also eliminates the “golden parachute” excise tax gross-up provision that was included in his original employment agreement.

In addition, if allowed by our health benefits plan, in the event Mr. Neeb’s employment is terminated (a) as a result of Mr. Neeb’s death or disability, (b) by Mr. Neeb for good reason or by us without cause, (c) by Mr. Neeb with the written consent of our Board of Directors before January 25, 2013 or (d) by Mr. Neeb other than for good reason on or after January 25, 2013, Mr. Neeb will be entitled to purchase at his expense group health benefits offered to our active employees generally covering Mr. Neeb, his spouse and his children until he attains, or in the case of death, would have attained age 65 (but as to his children, only through their attainment of age 26). This is the same post-employment health care benefit that is provided to Mr. Ordan under his employment agreement and is in lieu of the 18 months of COBRA coverage that was provided to Mr. Neeb under his original employment agreement.

In connection with the execution of his amended and restated employment agreement, the Compensation Committee granted Mr. Neeb, on January 25, 2011, a ten-year option to purchase 500,000 shares of our common stock at $7.31 per share, the closing price of our common stock on January 25, 2011. The re-signing option vests as to one-third of the shares subject to the option on each of January 25, 2012, 2013 and 2014, so long as Mr. Neeb continues to be employed by us on the applicable vesting date. Vesting of the re-signing option accelerates upon certain terminations of employment.

Like the corresponding provisions of Mr. Ordan’s amended and restated employment agreement, in consideration for the re-signing option and the re-signing bonus, Mr. Neeb’s amended and restated employment agreement prohibits him from resigning without “good reason” (as defined in his amended and restated employment agreement) prior to January 25, 2013 except with the express written consent of our Board of Directors. Any such resignation without the written consent of our Board of Directors is a breach of the amended and restated employment agreement which results in Mr. Neeb being required to repay his re-signing bonus, as well as giving us a contractual damages claim against Mr. Neeb and a contractual interference claim against any organization which encourages Mr. Neeb to leave us to work for it. Furthermore, like the corresponding provisions in Mr. Ordan’s amended and restated employment agreement, due to the vesting conditions of Mr. Neeb’s re-signing option, a resignation by Mr. Neeb for other than good reason, with or without the written consent of our Board of Directors, would result in a forfeiture of either all, two-thirds or one-third of the re-signing option if the resignation is prior to the first, second or third anniversary of the January 25, 2011 grant date, respectively. Finally, the post-employment senior living industry noncompete restriction in Mr. Neeb’s original employment agreement remains in place in the amended and restated employment agreement.

Employment Agreements with Our Other Named Executive Officers

Based on the Compensation Committee’s consideration of Mr. Ordan’s recommendation regarding the need to provide assurances to other key employees during our then-current operating environment and the need for us to encourage retention of such employees, we entered into an employment agreement with Ms. Pangelinan, who was then serving as our chief accounting officer, effective January 14, 2009. In July 2009, Ms. Pangelinan’s employment agreement was amended to reflect her new title as our chief financial officer. Ms. Pangelinan’s employment agreement provided for an initial three-year employment term, with automatic one-year renewals at the end of the initial term and each year thereafter unless either party provides notice to the other, at least 120 days prior to the next renewal date, that the term will not be extended. As indicated above, Ms. Pangelinan’s employment terminated on March 11, 2011. See “Severance and Change of Control Arrangements” below for additional information.

In connection with Mr. Haddock’s promotion to general counsel and secretary effective October 1, 2010, upon the recommendation of Mr. Ordan, the Compensation Committee also approved an employment agreement for Mr. Haddock. The employment agreement with Mr. Haddock provides for an initial three-year employment term, with automatic one-year renewals at the end of the initial term and each year thereafter unless either we or Mr. Haddock provides notice to the other, at least 120 days prior to the next renewal date, that the term will not be extended.

2010 Peer Group Companies

In November 2009, Hay Group reviewed our 2009 peer group companies, which consisted of 16 publicly traded long-term care/healthcare facility operators and real estate and lodging companies that were comparable to us in terms of revenue and market capitalization when selected in early 2008. In conducting this review, Hay Group recommended that the peer group should be comprised of comparable companies with annual revenue between 0.5x to 2x our annual revenue. On the basis of its review, Hay Group recommended that five companies (Community Health Systems, Inc., Starwood Hotels & Resorts Worldwide, Inc., Universal Health Services, Inc., Health Management Associates, Inc. and Avatar Holdings, Inc.) be eliminated from the prior peer group, on the basis that the 2008 revenues of these companies fell outside the recommended size range of 0.5x to 2x our 2008 revenues of $1.7 billion and that five companies (Lifepoint Hospitals, Inc., Interstate Hotels & Resorts, Emeritus Corporation, Rehabcare Group, Inc. and National Healthcare Corporation) be added, on the basis that they fell within the recommended revenue range and represent competitors for talent and business.

In November 2010, Hay Group further updated its peer group analysis for 2010. Hay Group recommended that the following two peer group companies be removed from the revised peer group: Bluegreen Corporation, on the basis that its 2009 fiscal year revenues fell outside the recommended 0.5x to 2x revenue range based on our 2009 revenues of $1.4 billion, and Interstate Hotels & Resorts, on the basis that it had been suspended from trading on the NYSE for not meeting the NYSE’s $15 million market capitalization requirement. Hay Group also recommended that Gentiva Health Services and Skilled Healthcare Group be added to the peer group, on the basis that the 2009 revenues of both companies were within the recommended 0.5x to 2x revenue range and represent competitors for talent, business and capital.

As recommended by Hay Group, our revised peer group companies for 2010, therefore, consist of the following 16 publicly traded long-term care/healthcare facility operators and real estate and lodging companies:

• Brookdale Senior Living, Inc.	• Lifepoint Hospitals, Inc.
• Emeritus Corporation	• National Healthcare Corporation
• Five Star Quality Care, Inc.	• Psychiatric Solutions, Inc.
• Forest City Enterprises, Inc.	• Rehabcare Group, Inc.
• Gaylord Entertainment Company	• Res-Care, Inc.
• Gentiva Health Services	• Skilled Healthcare Group
• HealthSouth Corporation	• Sun Healthcare Group, Inc.
• Kindred Healthcare, Inc.	• Wyndham Worldwide Corporation

Our 2009 revenues were at the 50th percentile of the revised peer group, while our net income, total assets and market capitalization were within the bottom quartile of this group.

Competitive Pay Analyses

In November 2009, Hay Group reviewed the 2009 base salary and 2009 target bonus opportunity for each of the individuals then serving as our executive officers (Messrs. Ordan and Neeb and Ms. Pangelinan) as set forth in their respective employment agreements against the corresponding levels for similarly titled officers within our revised peer group as of November 2009, with the exception of Mr. Neeb, who was then serving as our chief investment officer, who was compared to the third highest paid executive in each peer group company. In terms of pay positioning, Hay Group determined that the 2009 base salaries and 2009 target bonuses for Mr. Ordan were above the median and at the 75th percentile, respectively, of similarly titled officers at the revised peer group companies; for Mr. Neeb, were under median and above the median, respectively; and for Ms. Pangelinan were each at the median.

In November 2010, Hay Group performed a review of the compensation paid to our current named executive officer group consisting of Messrs. Ordan, Neeb and Haddock and Ms. Pangelinan based on the most recent compensation data then available for the peer group companies. For purposes of its analysis, Hay Group used for each of our named executive officers and the corresponding executives in the peer group companies:

•	current base salaries (which for both Messrs. Neeb and Haddock reflected their increased base salary effective October 1, 2010);

•	current base salaries plus 2009 actual bonuses paid to represent “actual total cash compensation;”

•	current base salaries plus 2010 target bonus opportunities to represent “target total cash compensation;”

•

actual total cash compensation plus the annualized value of any equity awards made between October 2008 and October 2010 to represent “actual total direct compensation” (through October 2010, only Messrs. Neeb and Haddock had received equity awards in 2010 and, therefore, the analysis did not include the December 2010 grant to Mr. Ordan or the January 2011 grant to Mr. Neeb); and

•	target total cash compensation plus the annualized value of any equity awards made between October 2008 and October 2010 to represent “target total direct compensation.”

Comparisons were based on titles of similarly situated officers at peer group companies, with the exception of our chief investment and administrative officer (Mr. Neeb) and our general counsel and secretary (Mr. Haddock), who were compared, respectively, to the third and fourth highest paid executive officer (other than the chief financial officer) in each peer group company.

Hay Group found that:

•	base salaries were at the median for Mr. Ordan and Mr. Haddock (101% and 100% of median, respectively) and below median for Ms. Pangelinan and Mr. Neeb (97% and 90%, respectively);

•

actual total cash compensation was above the median for Mr. Ordan and Ms. Pangelinan (112% and 116% of median, respectively) and below the median for Mr. Neeb and Mr. Haddock (94% and 77% of median, respectively);

•

target total cash compensation was above the median for Mr. Ordan (107% of median), at the 75th percentile for Ms. Pangelinan (101% of the 75th percentile) and below the median for Mr. Neeb and Mr. Haddock (96% and 95% of median, respectively);

•	actual total direct compensation was below the median for Mr. Ordan, Ms. Pangelinan and Mr. Haddock (74%, 80% and 83% of median, respectively) and above the median for Mr. Neeb (109% of median); and

•	target total direct compensation was below the median for Mr. Ordan, Ms. Pangelinan, Mr. Neeb and Mr. Haddock (72%, 84%, 97% and 96% of median, respectively).

Factors Considered in Making 2010 Compensation Decisions

In making compensation determinations for 2010, the Compensation Committee took into account the following considerations, all in the context of the financial and operational challenges faced by us and the progress made in addressing these challenges, as described under “Impact of Business Environment on Compensation; 2010 Company Financial Performance” above:

•	the need to encourage the retention of key employees and appropriately reward them for exemplary performance in light of the financial and operational challenges faced by us;

•	its new executive compensation philosophy adopted in November 2008;

•	its understanding of the best practices for executive compensation;

•	the results from the competitive pay analyses prepared by Hay Group;

•	the advice of Hay Group with regard to the structure of the performance metrics for determining 2010 annual incentive bonuses for Messrs. Ordan and Neeb and Ms. Pangelinan;

•	the desire to provide a pay program that best positions us for near- and long-term success, in light of the financial and operating challenges that may be faced by us in the future;

•	the relativity of pay relationships within the executive team;

•	the desire to ensure, to the extent practicable, that we will retain the services of Mr. Ordan for at least the next two years; and

•	the recommendations of Mr. Ordan with respect to the appropriate level of compensation for the named executive officers other than himself.

Components of 2010 Executive Compensation

The primary elements of our 2010 executive compensation package are listed below. The Compensation Committee believes these elements are comparable to those offered by our peer companies to senior management in our industry and among other public companies. We also offer our executives severance protection and participation in our 401(k) plan and health and welfare benefits plans, which the Compensation Committee believes are competitive and generally consistent with peer companies.

Component	Purpose	Type of Compensation

Base Salary	Provide market-competitive base compensation to attract and retain highly talented executives	Cash

Annual Incentive Bonuses	Motivate executives to achieve superior performance during the year against measurable targets	Cash

Equity Awards

Motivate executives to achieve and sustain long-term company performance and align executives’ interests with stockholders’ interests

Motivate executives to remain with us through potential wealth accumulation

On occasion, recognize special contributions for individuals we are committed to retaining

Grant of a re-signing stock option to Mr. Ordan; grants of unrestricted stock and promotion restricted stock to Mr. Neeb; and grant of promotion restricted stock to Mr. Haddock

Perquisites and Other Benefits	Provide perquisites and other benefits for executives only on a limited basis	None other than supplemental first-dollar medical and dental coverage provided to Mr. Ordan and payment of 50% of short-term disability insurance premium expense as described below

Deferred Compensation	Provide tax-deferred means to save for retirement through cash deferral	Eligibility to participate in 401(k) plan

Severance and Change of Control Arrangements	Provide protection against a termination outside of the executive’s control and to serve as a financial bridge between employment	Cash and acceleration of unvested equity awards

The following section describes each component of our executive compensation package, the way in which the Compensation Committee makes decisions about each component and the philosophy behind each component.

2010 Base Salaries

Base salary is a critical element of executive compensation because it provides executives with a specified level of monthly income designed to attract and retain the executive talent needed to manage our business to achieve our goals and objectives. Under the employment agreements with our named executive officers, the Compensation Committee reviews the base salaries of our named executive officers annually. The Compensation Committee may, but is not be required to, increase the executive’s annual base salary at any time. However, the annual base salary may not be reduced.

The 2009 and 2010 base salaries for our named executive officers were as follows:

Name	2009 Annual Base Salary		2010 Annual Base Salary
Mr. Ordan	$650,000		$650,000
Ms. Pangelinan	400,000		400,000
Mr. Neeb	400,000		450,000	(2)
Mr. Haddock	300,000	(1)	350,000	(2)

(1)	Represents Mr. Haddock’s annual base salary at the end of 2009.
(2)	Represents an increase in the executive’s 2010 annual base salary from $400,000 to $450,000 for Mr. Neeb and from $300,000 to $350,000 for Mr. Haddock, in each case effective October 1, 2010.

As indicated in the table above, Mr. Ordan and Ms. Pangelinan did not receive an increase in their annual base salaries for 2010. Upon the recommendation of Mr. Ordan, in September 2010, the Compensation Committee increased the 2010 annual base salaries of Mr. Neeb and Mr. Haddock, in each case effective October 1, 2010, in connection with Mr. Neeb’s promotion to chief investment and administrative officer and Mr. Haddock’s promotion to general counsel and secretary on that date.

Annual Incentive Bonuses

2010 Target and 2010 Maximum Target Bonus Opportunities. The 2010 target and 2010 maximum target bonus opportunities for Messrs. Ordan, Neeb and Haddock and Ms. Pangelinan under their respective employment agreements were as follows:

Name	2010 Target Bonus			2010 Maximum Target Bonus
	% of Base Salary	Amount		% of Base Salary	Amount
Mr. Ordan	150%	$975,000		300%	$1,950,000
Ms. Pangelinan	100	400,000		150	600,000
Mr. Neeb	100	450,000	(1)	150	675,000	(1)
Mr. Haddock	(2)	256,250	(2)	(2)	(2)

(1)	Reflects the increase in Mr. Neeb’s annual base salary to $450,000 effective October 1, 2010.
(2)	For 2010, Mr. Haddock’s target annual bonus was $256,250, which reflects his 2010 target annual bonus of 75% of his $300,000 annual base salary for the first nine months of 2010 during which he served as senior vice president and deputy general counsel and 100% of his $350,000 annual salary for the balance of 2010 as general counsel, pro-rated.

Under Mr. Ordan’s amended and restated employment agreement, his actual annual bonus may range between 0% and 300% of his annual base salary, based upon the level of achievement of performance goals to be established by the Compensation Committee and ratified by the Board within the first 90 days of the applicable fiscal year in good faith after consultation with Mr. Ordan. This provision did not change from his original employment agreement. Under the employment agreements with Mr. Neeb and Ms. Pangelinan, the actual bonus for Mr. Neeb and Ms. Pangelinan may vary between 0% and 150% of annual base salary, depending on our and the executive’s actual performance. The Compensation Committee has the discretion to award higher bonus amounts for extraordinary performance.

Under Mr. Haddock’s employment agreement, his actual annual bonus for 2010 could be higher or lower than his target bonus amount of $256,250, based upon our and his actual performance. Under his employment agreement, for 2011, his target bonus will be 100% of his annual base salary and maximum target bonus will be 150% of his annual base salary, which are the same target and maximum annual bonus opportunities expressed as a percentage of base salary as are set forth in the employment agreements with Ms. Pangelinan and Mr. Neeb.

2010 Annual Incentive Bonus Performance Metrics. Due to the financial and operational challenges faced by us, the Compensation Committee did not approve 2010 annual incentive bonus performance metrics until June 18, 2010. On June 18, 2010, the Compensation Committee approved the 2010 annual incentive bonus performance metrics applicable to our then executive officers, consisting of Mr. Ordan, Ms. Pangelinan and Mr. Neeb. The Compensation Committee also used these metrics in assessing Mr. Haddock’s performance for 2010. The 2010 performance metrics followed the basic structure put in place for 2009 that balances pre-determined individual and team performance. Hay Group assisted with the development of the performance metrics for both 2009 and 2010.

For 2010, the performance metrics included two components — four individual performance goals (weighting of 15% each) and two company financial (team) goals (weighting of 20% each), as set forth below.

Goal Area	Description	Weighting (% of Incentive)
Fiscal Solvency / Responsibility:

Managing the business to meet near-term and future financial stability, with a focus on general and administrative expense (“G&A”)	Reduce quarterly cash G&A as a percentage of revenue with a $90 million recurring run rate for end of the year Effectively maintain cash position while balancing the long-term needs of the company with short-term demands	15%

Strategic Initiatives:

Planning, launching or executing key initiatives to support our future strategic footprint	Monetize non-core assets, or other strategic sales subject to board approval Lead substantial initiatives that result in material improvement to financial position through activities including, but not limited to, strategic divestures, successful litigation and capital investors	15%

Operational Success:

Executing operations that promote safety and quality care and that promote sound management within our locations	Achieve occupancy in line with industry trends, but tempered by proper long term net operating income and risk management Align pricing with service delivery levels Increase community profitability	15%

Talent Management:

Developing our pipeline of talent, achieving success in recruiting key roles, and managing unwanted turnover	Align human capital with business direction Ensure top talent in key roles Develop successors for key roles Provide change management leadership and vision company-wide	15%

Company Financial (Team):

	Net operating profit – Managing core business to budget	20%

	Cash flow – Managing cash to allow for continuing operations	20%

Total		100%

The individual performance goals were chosen to reflect each executive’s individual contribution to specific financial and operating challenges faced by our company as follows:

•

Fiscal Solvency/ Responsibility. Becoming a leaner organization through reduction in G&A has a direct impact on our bottom line and cash management impacts our ability to fund our continuing operations and future investments.

•	Strategic Initiatives. Monetizing core assets and ensuring that we respond effectively to strategic opportunities has a short- and long-term impact on our financial position.

•	Operational Success. Achieving higher occupancy levels and aligning pricing with service delivery levels are the key elements to our community-level profitability.

•	Talent Management. Developing and managing our talent in the face of the challenges faced by our company is critically important to our company’s short- and long-term stability.

In addition, to represent our company-wide financial performance, a combination of net operating profit and cash flow were chosen as the company financial (team) goals because they reflect our success in managing both revenue and cost, and were deemed critical to funding our continuing operations.

The individual performance and company financial (team) measures apply equally to the executive team in order to encourage our executives to work together and share accountability for our bottom-line results.

The weighting attributed to each measure was determined in conjunction with our relative performance and operating challenges.

2010 Annual Incentive Bonuses. In order to recognize the extraordinary work of Messrs. Ordan and Neeb and Ms. Pangelinan during a difficult and uncertain period and the significant progress that has been made on a number of corporate imperatives, including asset dispositions, extensions and restructurings of our debt, cash management and managing our core business to budget, on June 18, 2010 the Compensation Committee approved partial 2010 annual incentive bonus payments to these executive officers of 33 1/3% of their respective target 2010 annual incentive bonus amounts set forth in their employment agreements, as follows: Mr. Ordan — $325,000; Ms. Pangelinan — $133,333; and Mr. Neeb — $133,333. At that time, we also paid bonus eligible employees, including Mr. Haddock, 33 1/3% of their respective target 2010 annual bonus amounts, or $75,000 in the case of Mr. Haddock.

On February 9, 2011, Mr. Ordan made a presentation to the Compensation Committee regarding 2010 company-wide and individual performance, in order to support the Compensation Committee’s decision-making on 2010 annual incentive bonuses for our named executive officers. In his presentation, Mr. Ordan indicated, among other things, that (a) the company’s recurring cash G&A at December 31, 2010 (which excludes transaction costs, legal expense relating to the HCP litigation and re-signing bonuses) was approximately $90 million; (b) the company’s cash and cash equivalents had increased to $66.7 million at December 31, 2010 from $39.3 million at December 31, 2009; (c) the company’s total consolidated indebtedness had decreased to $163 million at December 31, 2010 from $440.2 million at December 31, 2009; (d) the company had successfully completed the sale of its nine Germany communities, which resulted in the elimination of approximately $150 million of debt, and had successfully completed the transactions with HCP Inc. and Ventas, Inc.; (e) the company had reorganized its regional operations and appointed a new head of sales; (f) the company had increased comparable community occupancy levels in 2010; and (g) the company’s financial performance had significantly improved in 2010 (net income attributable to common shareholders of $99.1 million for the year ended December 31, 2010, which compares to a net loss attributable to common shareholders of ($133.9) million for the year ended December 31, 2009). Based on this, the Compensation Committee determined that each of the 2010 individual and company financial (team) goals had been met, and in some cases had been exceeded, for the executive officer group as a whole. In determining each executive officer’s annual incentive bonus for 2010, the Compensation Committee did not apply a scorecard formula with respect to each executive officer’s performance relative to each individual and company (team) performance metric. Rather, the Compensation Committee took into account its view as to Mr. Ordan’s contributions, and the assessments of Mr. Ordan as to the contributions of each of Messrs. Neeb and Haddock and Ms. Pangelinan, with respect to the overall achievement of the performance metrics by the executive officer group as a whole. In addition, the Compensation Committee considered the performance and effectiveness of each of our executive officers in their respective roles. In particular, the Compensation Committee considered the outstanding performance and achievements of Messrs. Ordan and Neeb during 2010 in our company’s restructuring efforts and improved company performance by rewarding them with a bonus payment at the maximum level.

Based on the foregoing, on February 9, 2011, the Compensation Committee approved 2010 annual incentive bonus payments totaling $1,950,000 for Mr. Ordan (maximum target bonus amount), $400,000 for Ms. Pangelinan (100% of target bonus amount), $675,000 for Mr. Neeb (maximum target bonus amount) and $205,000 for Mr. Haddock (80% of target bonus amount). After giving effect to the partial 2010 bonus payments that had been made to these executive officers in June 2010, in February 2011, these executives received the remaining portion of their 2010 annual incentive bonus payments as follows: Mr. Ordan — $1,625,000; Ms. Pangelinan — $266,667; Mr. Neeb — $541,667; and Mr. Haddock — $130,000.

2010 Equity Awards

Our equity incentive compensation program is designed to align the interests of the named executive officers with our stockholders, and to retain the executives by incentivizing them to remain employed through the vesting period of the awards. We historically have granted restricted stock, restricted stock units and/or stock options.

In recognition of Mr. Neeb’s ongoing strong performance and his efforts related to the dismissal of claims with respect to four communities that had been in litigation, and upon the recommendation of Mr. Ordan, the Compensation Committee made a grant on May 3, 2010 of unrestricted stock for 25,000 shares to Mr. Neeb under our 2008 Omnibus Incentive Plan, as amended (the “2008 Plan”). This award was made in the form of unrestricted stock instead of restricted stock or stock options in order to provide him with an immediate reward for his performance.

In connection with the promotions of Mr. Neeb and Mr. Haddock to the positions of chief investment and administrative officer and general counsel and secretary, respectively, on September 22, 2010, upon the recommendation of Mr. Ordan, the Compensation Committee also approved restricted stock grants under the 2008 Plan of 200,000 shares and 100,000 shares to Mr. Neeb and Mr. Haddock, respectively, effective October 1, 2010. The shares of restricted stock vest one-third on each of October 1, 2011, 2012 and 2013, subject to the executive officer’s continued employment on the applicable vesting date. The Compensation Committee made these awards in the form of restricted stock instead of stock options in order to provide the executives with an incentive to increase the value of the company over the vesting period, while, at the same time, providing some value to the executives if our stock price did not increase over such period.

As indicated above, in connection with the execution of Mr. Ordan’s amended and restated employment, the Compensation Committee granted Mr. Ordan, on December 1, 2010, a ten-year option to purchase 1,000,000 shares of our common stock under our 2008 Plan. See “Amendment and Restatement of Mr. Ordan’s Employment Agreement” above for additional information. The Compensation Committee made a determination to grant a stock option to Mr. Ordan rather than another type of equity award in order to require stock appreciation above the exercise price before any gains are realized by the executive.

At our 2010 annual meeting of stockholders held on May 4, 2010, our stockholders approved amendments to our 2008 Plan to (a) increase by 2,500,000 the number of shares of our common stock available for issuance under the 2008 Plan and (b) provide that shares of common stock that are subject to awards in any form other than stock options or stock appreciation rights will be counted against the maximum number of shares of common stock available for issuance under the 2008 Plan as 1.21 common shares for each share of common stock granted instead of the 1.7 shares of common stock for each share of common stock granted then provided for under the 2008 Plan. In connection with the approval by stockholders of these amendments, the Board committed to our stockholders that for fiscal years 2010 through 2012, we will not grant during such three fiscal years a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted over such three-year period is greater than 4.02% of the weighted average number of shares of our common stock that were outstanding for each of such three fiscal years. The 4.02% burn rate is the average of Risk Metrics Group’s industry burn rate caps for 2009 and 2010. This limitation does not apply to awards settled in cash as opposed to the delivery of shares of our common stock, awards under plans assumed in acquisitions, and any issuances under tax-qualified employee stock purchase plans and certain other tax-qualified plans. For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, full value stock awards will count as equivalent to 1.5 option shares. For 2010, the burn rate was 3.8% taking into account all options and stock awards made during the year.

Perquisites and Other Benefits

Perquisites. With the exception of the supplemental first-dollar medical and dental insurance coverage described below for Mr. Ordan and the payment of 50% of the short-term disability insurance premium expense of our full-time salaried community support office personnel, including our executive officers, who elect such coverage, we no longer provide perquisites to our executive officers.

Health Care and Welfare Benefit Plans. Our named executive officers are eligible to participate in the same health care and welfare benefit plans as our other salaried employees. In addition, under Mr. Ordan’s employment agreement, Mr. Ordan and his dependents are entitled to an executive medical and dental insurance plan providing supplemental first-dollar coverage at our expense to the extent not covered under our general health plan (for example, prescriptions, orthodontia, eye surgery or other coverages which may be excluded from the group health plan). The cost of providing this benefit to Mr. Ordan in 2010 was $250. We also pay 50% of the short-term disability insurance premium expense for our salaried regional and community support office personnel, including our executive officers, who elect such coverage. For 2010, we paid $858 of premium expense for Ms. Pangelinan, who had elected short-term disability insurance coverage. We self-insure the short-term disability coverage for our community support office personnel (maximum individual benefit of $1,500 per week for 26 weeks). The long-term disability coverage is pursuant to a fully insured plan for which participants pay the entire premium expense.

Deferred Compensation

We maintain a 401(k) tax-qualified retirement plan in which our named executive officers may participate on the same basis as our other salaried employees, subject to IRS limits on amounts that “highly compensated employees” may contribute to 401(k) plans. We may make an annual discretionary matching contribution to the 401(k) plan based upon our business performance.

Severance and Change of Control Arrangements

Our named executive officers are entitled to certain payments and benefits upon severance-qualifying termination events under their respective employment agreements. Payments and benefits upon termination by us other than for cause or by the executive for good reason are intended to provide protection against a termination outside of the executive’s control and to serve as a financial bridge between employment. Payments and benefits upon termination in connection with a change-in-control are designed to encourage executives to focus on the best interests of stockholders by alleviating concerns related to the impact of a change-in-control event on an executive’s personal interests. These provisions were negotiated with the executives at the time of entering into the employment agreements with them and were approved by the Compensation Committee as part of the entire compensation package to be competitive with other companies and to retain key executives during a time of unusual and intense turbulence for us. We structured the change of control severance benefits under the employment agreements as “double trigger” benefits. In other words, the change of control does not itself trigger the severance benefits; rather, severance benefits only become payable in connection with a termination related to a change of control.

As described under “Recoupment Policy” below, the employment agreements with our named executive officers also provide that in the event of a restatement of our consolidated financial statements that reduces previously reported net income or increases previously reported net loss, we will have the right to take appropriate action to recoup from the executive any portion of any bonus and other equity or non-equity compensation received by the executive officer the grant of which was tied to the achievement of one or more specific earnings targets with respect to the period for which such financial statements are or will be restated, regardless of whether the executive engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive officer otherwise would not have received such bonus or other compensation (or portion thereof).

In connection with the approval of employment agreements for Messrs. Ordan and Neeb and Ms. Pangelinan during the latter part of 2008, the Compensation Committee approved, at the request of Mr. Ordan, provisions in his employment agreement and the employment agreements with Mr. Neeb and Ms. Pangelinan which would entitle the executive to a golden parachute excise tax gross-up payment in the event that the executive becomes subject to the golden parachute excise tax, such that the executive is placed in the same after-tax position as if no excise tax had been imposed. However, because of the high marginal cost of gross-up parachute payments if they are only slightly above the maximum amount that the executive could receive without being subject to the golden parachute excise tax, each of the employment agreements with these executive officers provides that, if the aggregate payments that the executive becomes entitled to receive in connection with a change in control exceeds by 10% or less the maximum amount that the executive could receive without being subject to the excise tax, then the executive will not receive a gross-up payment and payments otherwise subject to the excise tax will be reduced to the maximum amount that he or she could receive without being subject to the excise tax. These limited gross-up provisions were granted by the Compensation Committee on an exceptional basis following the recommendation of Mr. Ordan and a detailed discussion of the terms to be used.

Under the amended and restated employment agreements with Messrs. Ordan and Neeb, the golden parachute excise tax gross-up provisions that were included in their original employment agreements have been eliminated. See “Amendment and Restatement of Mr. Ordan’s Employment Agreement” and “Amendment and Restatement of Mr. Neeb’s Employment Agreement” above for additional information.

Mr. Haddock’s employment agreement does not contain a golden parachute excise tax gross-up provision.

For additional information regarding severance and change of control arrangements, including an estimate of the payments Messrs. Ordan, Neeb and Haddock and Ms. Pangelinan would have been entitled to receive had their employment terminated on December 31, 2010 upon various termination events, see “Potential Payments Upon Termination or Change of Control” below.

In connection with the company’s desire to reduce ongoing general and administrative expense by combining the chief financial officer and chief accounting officer positions, on January 31, 2011, our Board of Directors approved (a) the termination of Ms. Pangelinan’s employment effective on or before March 11, 2011 and (b) the appointment of C. Marc Richards, who had served as our chief accounting officer since July 2009, as our new chief financial officer effective as of Ms. Pangelinan’s departure date. Ms. Pangelinan’s last day of employment was March 11, 2011. For purposes of her employment agreement, Ms. Pangelinan’s termination of employment constituted a termination of employment by us other than for cause, entitling her, subject to her execution of a release of claims against the company and its officers, directors and affiliates, to:

•	a lump sum cash payment of $1.1 million, which equals two years of base salary and 75% of her target bonus amount (based on her base salary of $400,000 and target bonus of 100% of base salary), plus

•	health care continuation coverage under COBRA at our expense for up to 18 months following her last day of employment (estimated cost of $28,078).

In addition, pursuant to her employment agreement, vesting of the remaining unvested portion (166,666 shares) of her retention option for 500,000 shares that had been granted to her in December 2008 was accelerated. The exercise price of the option is $1.37 per share.

Recoupment (Clawback) Policy

In July 2008, the Board adopted a written policy to enable the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period in which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets.

Similarly, the employment agreements entered into with our named executive officers provide that the officer will return, at our request and regardless of whether the officer engaged in inappropriate conduct, any bonus or excess compensation in the event of a restatement that reduces earnings, if bonus awards were tied in any way to achievement of certain earnings targets. Specifically, the employment agreements provide that in the event of a restatement of our consolidated financial statements that reduces previously reported net income or increases previously reported net loss, we will have the right to take appropriate action to recoup from the executive any portion of any bonus and other equity or non-equity compensation received by the executive officer the grant of which was tied to the achievement of one or more specific earnings targets with respect to the period for which such financial statements are or will be restated, regardless of whether the executive engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive officer otherwise would not have received such bonus or other compensation (or portion thereof). These rights are in addition to any other rights or remedies that we may have, including under our recoupment policy.

Compensation of New Chief Financial Officer

Mr. Richards, who has served as our chief accounting officer since July 2009, became our new chief financial officer on March 11, 2011. In connection with his appointment, on January 31, 2011, the Compensation Committee approved an employment agreement for Mr. Richards, effective as of March 11, 2011. Mr. Richards’ employment agreement provides for an initial three-year employment term, with automatic one-year renewals at the end of that term and each year thereafter unless either we or Mr. Richards provides notice to the other, at least 120 days prior to the next renewal date, that the term will not be extended.

Under his employment agreement, Mr. Richards will receive an annual base salary for 2011 of $300,000 as chief financial officer and will be eligible for an annual bonus for 2011 of a pro-rated amount reflecting his target annual bonus of 50% of his $235,000 annual base salary during the portion of 2011 during which he served as chief accounting officer and a target annual bonus of 100% of his $300,000 annual salary for the balance of 2011 during which he will be serving as chief financial officer. His actual annual bonus for 2011 may be higher or lower than such target annual bonus depending on our and Mr. Richards’ actual performance, as determined by the Compensation Committee in its sole discretion. Thereafter, for 2012 and beyond, Mr. Richards will be eligible for an annual bonus under our annual incentive plan in a target amount equal to 100% of his annual base salary (although the actual annual bonus paid to him may range from 0% to 150% of his annual base salary), subject to the achievement of applicable performance goals.

In addition, the Compensation Committee approved a grant to Mr. Richards of 100,000 shares of restricted stock effective on March 11, 2011. The restricted stock vests at a rate of one-third on each of March 11, 2012, March 11, 2013 and March 11, 2014, subject to Mr. Richards’ continued employment on the applicable vesting date.

The other terms and conditions of Mr. Richards’ employment agreement, including severance and accelerated vesting of his restricted stock award upon certain qualifying terminations of employment, are the same as those contained in Mr. Haddock’s employment agreement.

Mr. Richards’ employment agreement does not contain a “golden parachute” excise tax gross-up provision.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the three other most highly compensated officers (other than the chief financial officer) serving as officers at the end of the year. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, our policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m), so long as doing so is compatible with our determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.

For 2010, Messrs. Ordan, Neeb and Haddock were the only officers of the company who were covered by Section 162(m). Mr. Ordan was paid annual compensation for federal income tax purposes in 2010 of approximately $5.1 million. The portion of such taxable income in excess of $1 million reflected the payment to him of the balance of his 2009 annual incentive bonus in January 2010, the payment to him of 33 1/3% of his target 2010 annual incentive bonus in June 2010 and the re-signing bonus he received in December 2010. These bonus payments did not qualify as “performance-based compensation”, and, therefore, the portion of his 2010 taxable income in excess of $1 million is not deductible by us. The annual compensation for federal income tax purposes paid to each of Mr. Neeb and Mr. Haddock in 2010 was less than $1 million and, therefore, is fully deductible.

The bonuses paid to Messrs. Ordan, Neeb and Haddock in February 2011 for 2010 and the re-signing bonus paid to Mr. Neeb in January 2011 will be includable in their 2011 annual compensation for federal income tax purposes, and also do not qualify as “performance-based compensation.” To the extent their 2011 annual compensation for federal income tax purposes exceeds $1 million, the portion in excess of $1 million that is attributable to such bonuses or other compensation they receive in 2011 that does not qualify as “performance-based compensation” will not be deductible in 2011 if they are serving as officers at the end of the year.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with our management and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2010 annual report on Form 10-K.

COMPENSATION COMMITTEE

Glyn F. Aeppel, Chair Lynn Krominga William G. Little

SUMMARY COMPENSATION TABLE

The following table sets forth annual compensation for fiscal years 2010, 2009 and 2008 of our named executive officers.

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)

Mark S. Ordan Chief Executive Officer and Director	2010	$652,500	$3,325,000	$—	$3,132,000	$1,625,000	$—	$8,734,500
	2009	652,500	796,750	—	—	978,250	—	2,427,500
	2008	399,019	500,000	2,999,990	3,590,190	—	82,130	7,571,329

Julie A. Pangelinan Chief Financial Officer (5)	2010	401,539	133,333	—	—	266,667	4,900	806,439
	2009	400,098	452,000	—	—	308,000	1,225	1,161,323
	2008	345,421	365,000	—	486,250	75,000	—	1,271,671

D. Gregory Neeb Chief Investment and Administrative Officer (6)	2010	414,231	133,333	832,250	—	541,667	4,638	1,926,119
	2009	401,538	402,000	—	—	308,000	—	1,111,538
	2008	—	—	—	—	—	—	—

David Haddock General Counsel and Secretary (7)	2010	313,846	205,000	352,000	—	—	4,669	875,515
	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—

(1)	For Messrs. Ordan and Neeb and Ms. Pangelinan, the amount shown in the “Bonus” column for 2010 includes 2010 partial annual incentive bonuses at 33 1/3% of target paid to these executive officers in June 2010. The balance of their 2010 annual incentive bonuses, as awarded by the Compensation Committee in February 2011, is reported in the “Non-Equity Incentive Plan Compensation” column for 2010. See the Grants of Plan-Based Awards In Fiscal Year 2010 table and the CD&A for additional information. Mr. Haddock became an executive officer effective October 1, 2010, after the 2010 performance goals for our executive officers were established. Accordingly, the entire amount of his annual bonus for 2010 is reported in the “Bonus” column. The amount shown in the “Bonus” column for Mr. Ordan also includes a $3 million re-signing bonus paid to him in December 2010 under his amended and restated employment agreement.
(2)	This column includes the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification (“ASC”) Stock Compensation Topic of restricted stock awards for 200,000 shares and 100,000 shares made to Mr. Neeb and Mr. Haddock in October 2010, respectively, an unrestricted stock award for 25,000 shares made to Mr. Neeb in May 2010 and a restricted stock award for 164,383 shares made to Mr. Ordan in March 2008. For a description of the assumptions used in computing the aggregate grant date fair value of these awards, refer to Note 12 to our Consolidated Financial Statements included in our 2010 Form 10-K.
(3)	This column includes the aggregate grant date fair value computed in accordance with the FASB ASC Stock Compensation Topic of stock options granted to Mr. Ordan in March 2008, November 2008 and December 2010 for 240,000 shares, 1,500,000 shares and 1,000,000 shares, respectively, and to Ms. Pangelinan in December 2008 for 500,000 shares. For a description of the assumptions used in computing the aggregate grant date fair values of these awards, refer to Note 12 to our Consolidated Financial Statements included in our 2010 Form 10-K.
(4)	For 2010, this column includes 401(k) plan company matching contributions of $4,900, $2,423 and $4,669 for Ms. Pangelinan and Messrs. Neeb and Haddock, respectively. This column also includes for 2010 for Mr. Neeb $1,582 representing reimbursement of cancelled vacation costs and $633 representing reimbursement of taxes on such amount. For 2009, this column includes for Ms. Pangelinan a 401(k) plan company matching contribution of $1,225. For 2008, this column includes for Mr. Ordan a car allowance of $7,130 and legal fees of $75,000 paid to Mr. Ordan’s counsel in connection with the preparation of Mr. Ordan’s original employment agreement.

(5)	Ms. Pangelinan’s employment terminated on March 11, 2011.
(6)	Effective October 1, 2010, Mr. Neeb became our chief investment and administrative officer. He previously served as chief investment officer.
(7)	Effective October 1, 2010, Mr. Haddock became our general counsel and secretary. He previously served as senior vice president and deputy general counsel.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

The following table presents equity awards and non-equity incentive plan awards made in 2010 to our named executive officers.

Name		Date of Comp.				All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying		Exercise/ Base Price of Option	Grant Date Fair Value of Stock and Option
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
	Grant Date	Committee Action	Threshold ($)	Target ($)	Maximum ($)	Units (#)		Options (#)		Awards ($/Share)	Awards ($)

Mark S. Ordan	—	—	$0	$650,000	$1,625,000	—		—		$—	$—
	12/1/10	12/1/10	—	—	—	—		1,000,000	(2)	3.94	3,132,000

Julie A. Pangelinan	—	—	0	266,667	466,667	—		—		—	—

D. Gregory Neeb	—	—	0	316,667	541,667	—		—		—	—
	5/3/10	5/3/10	—	—	—	25,000	(3)	—		—	128,250
	10/1/10	9/22/10	—	—	—	200,000	(4)	—		—	704,000

David Haddock	10/1/10	9/22/10	—	—	—	100,000	(4)	—		—	352,000

(1)	On June 18, 2010, the Compensation Committee approved the 2010 performance metrics for annual incentive bonuses applicable to the persons then serving as our executive officers, consisting of Messrs. Ordan and Neeb and Ms. Pangelinan, under their respective employment agreements. At that time, the Compensation Committee also approved the partial payment of 2010 annual incentive bonus awards for each of these executive officers at 33 1/3% of their respective target 2010 bonus awards (expressed as a percentage of base salary) set forth in their employment agreements. The 33 1/3% of target bonus amounts are included in the “Bonus” column of the Summary Compensation Table. The balance of these executive officer’s 2010 annual incentive bonuses, as awarded by the Compensation Committee in February 2011, is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the CD&A for additional information. The 2010 threshold, target and maximum target bonus amounts shown in the table represent the 2010 threshold, target and maximum target bonus amounts as specified in the executive officer’s employment agreement (reduced by the partial June 2010 payouts at 33 1/3% of target), and reflect the percentage of the respective annual bonus target amounts the outcome with respect to which was substantially uncertain in June 2010 at the time the Compensation Committee established the 2010 performance goals for these executive officers. For Mr. Neeb, the amounts shown in the table also reflect the increase in his 2010 target and maximum bonus amounts under his employment agreement resulting from the increase in his 2010 annual base salary effective October 1, 2010.
(2)	Represents a grant of a re-signing stock option pursuant to Mr. Ordan’s amended and restated employment agreement that vests one-third on each of the first three anniversaries of the grant date, subject to continued employment on the applicable vesting date.
(3)	Represents a grant of unrestricted stock.
(4)	Represents grants of promotion restricted stock that vest one-third on each of the first three anniversaries of the grant date, subject to continued employment on the applicable vesting date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into an employment agreement with each of our named executive officers. Under their employment agreements, the 2010 annual base salaries for each of our named executive officers was as follows: Mr. Ordan – $650,000; Mr. Neeb – $450,000 (commencing October 1, 2010; increased from $400,000 in connection with his promotion to chief investment and administrative officer); Mr. Haddock – $350,000 (commencing October 1, 2010; increased from $300,000 in connection with his promotion to general counsel and secretary); and Ms. Pangelinan – $400,000.

For fiscal years beginning in 2009, Mr. Ordan is eligible for an annual bonus under our annual incentive plan in a target amount equal to 150% of his annual base salary (although the actual annual bonus paid to Mr. Ordan may range from 0% to 300% of his annual base salary, based upon the level of achievement of performance goals established by the Compensation Committee and ratified by the Board within the first 90 days of such fiscal year in good faith after consultation with Mr. Ordan). For fiscal years beginning in 2009 for Ms. Pangelinan and Mr. Neeb and in 2011 for Mr. Haddock, each of these executive officers is eligible for an annual bonus under our annual incentive plan in a target amount equal to 100% of the executive officer’s annual base salary (although the actual annual bonus paid may range from 0% to 150% of the executive officer’s annual base salary, based upon our and the executive officer’s actual performance). For 2010, Mr. Haddock’s target annual bonus was $256,250, which reflects his 2010 target annual bonus of 75% of his $300,000 annual base salary for the first nine months of 2010 during which he served as senior vice president and deputy general counsel and 100% of his $350,000 annual salary for the balance of 2010 as general counsel, pro-rated (although his actual annual bonus for 2010 could be higher or lower than such amount, based upon our and his actual performance).

Total 2010 annual bonuses for our named executive officers were as follows: Mr. Ordan – $1,950,000; Ms. Pangelinan – $400,000; Mr. Neeb – $675,000; and Mr. Haddock – $205,000. See the CD&A for information regarding the determination of the 2010 annual bonuses paid to each of our named executive officers.

In connection with the execution of Mr. Ordan’s amended and restated employment agreement, the Compensation Committee granted Mr. Ordan, on December 1, 2010, a ten-year option to purchase 1,000,000 shares of our common stock at $3.94 per share, the closing price of our common stock on December 1, 2010. The re-signing option vests one-third on each of December 1, 2011, 2012 and 2013 so long as Mr. Ordan continues to be employed by us on the applicable vesting date. In addition, Mr. Ordan was paid a cash re-signing bonus of $3 million. Under Mr. Ordan’s amended and restated employment agreement, he may terminate his employment before December 1, 2012 only for good reason or with the express written consent of our Board. In the event that he terminates his employment for any other reason before December 1, 2012, he will be considered in breach of his amended and restated employment agreement and will be required to repay the $3 million re-signing bonus, as well as giving us a contractual damages claim against Mr. Ordan and a contractual interference claim against any organization which encourages Mr. Ordan to leave us to work for it. In addition, in the event that Mr. Ordan terminated his employment for other than good reason, with or without the written consent of the Board of Directors, he would forfeit either all, two-thirds or one-third of the option for 1,000,000 shares if the termination is prior to the first, second or third anniversary of the December 1, 2010 grant date of the option, respectively.

On March 11, 2011 Ms. Pangelinan’s employment terminated. See “Payments Made to Ms. Pangelinan Upon Termination of Employment” below for additional information.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table provides information with respect to outstanding stock options and shares of restricted stock held by the named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Mark S. Ordan	95,999	144,001	(2)	$18.25	3/19/2018	98,630	(3)	$537,534
	1,000,000	500,000	(4)	0.92	11/13/2018
	—	1,000,000	(5)	3.94	12/1/2020

Julie A. Pangelinan	333,334	166,666	(6)	1.37	12/23/2018

D. Gregory Neeb	333,334	166,666	(7)	1.37	12/23/2018	200,000	(8)	1,090,000

David Haddock	33,334	16,666	(7)	1.37	12/23/2018	100,000	(8)	545,000
	6,667	13,333	(9)	0.77	2/25/2019
	10,000	20,000	(10)	4.35	11/04/2019

(1)	Market value is calculated by multiplying the number of shares by the closing market price of our common stock on December 31, 2010, the last trading day of the year, or $5.45.
(2)	One-third of these options vested on March 19, 2011 and the remaining options will vest in equal installments on March 19, 2012 and 2013, subject to continued employment on the applicable vesting date.
(3)	One-third of these shares of restricted stock vested on March 19, 2011 and the remaining shares will vest in two equal installments on March 19, 2012 and 2013, subject to continued employment on the applicable vesting date.
(4)	These options will vest on November 1, 2011, subject to continued employment on the vesting date.
(5)	These options will vest in three equal installments on December 1, 2011, 2012 and 2013, subject to continued employment on the applicable vesting date.
(6)	The vesting of these options accelerated upon the termination of Ms. Pangelinan’s employment.
(7)	These options will vest on December 23, 2011, subject to continued employment on the vesting date.
(8)	These shares of restricted stock will vest in three equal installments on October 1, 2011, 2012 and 2013, subject to continued employment on the applicable vesting date.
(9)	One-half of these options vested on February 25, 2011 and the remaining options will vest on February 25, 2012, subject to continued employment on the applicable vesting date.
(10)	These options will vest in two equal installments on November 4, 2011 and 2012, subject to continued employment on the applicable vesting date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

The following table provides information on stock option exercises and vesting of restricted stock during fiscal year 2010 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

Mark S. Ordan	—	$—	32,877	(2)	$171,618

Julie A. Pangelinan	—	—	—		—

D. Gregory Neeb	—	—	25,000	(3)	128,250

David Haddock	—	—	400	(4)	1,404

(1)	Value realized on vesting is calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.
(2)	Represents 32,877 shares of restricted stock which vested on March 19, 2010. At Mr. Ordan’s election, 14,816 of these shares were withheld by us for payment of his withholding tax liability with respect to the vesting of the shares.
(3)	Represents 25,000 shares of unrestricted stock granted to Mr. Neeb on May 3, 2010. At Mr. Neeb’s election, 8,112 of these shares were withheld by us for payment of his withholding tax liability.
(4)	Represents 400 shares of restricted stock which vested on September 8, 2010. At Mr. Haddock’s election, 129 of these shares were withheld by us for payment of his withholding tax liability with respect to the vesting of the shares.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010

The following table shows the nonqualified deferred compensation activity under the Sunrise Executive Deferred Compensation Plan (the “Sunrise DCP”) for each named executive officer during fiscal year 2010. Under the Sunrise DCP, eligible participants, including our named executive officers, could elect to defer up to 25% of their annual base salary and up to 100% of their annual bonus. In addition, we could make a discretionary annual matching contribution, which generally vested at a rate of 25% per year. We terminated the Sunrise DCP effective December 31, 2009. Pursuant to the rules under Section 409A of the Internal Revenue Code for plan terminations, the remaining participant accounts were required to be liquidated and distributed no sooner than 12 months after the plan’s termination date and no later than 24 months after the plan’s termination date. These distributions were made on January 27, 2011. Before the distribution of the remaining participant’s account balances, the remaining participants continued to direct the investment of their account balances among the available fund options that were the same as those available under our 401(k) plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)

Mark S. Ordan	$—	$—	$—	$—	$—

Julie A. Pangelinan	—	—	5,674	—	63,525	(2)

D. Gregory Neeb	—	—	—	—	—

David Haddock	—	—	—	—	—

(1)	Includes for Ms. Pangelinan the following amounts that were previously reported as compensation in the Summary Compensation Table for previous years: $44,118 in executive contributions for 2008 and an aggregate of $14,549 in executive and matching contributions by us for 2007. Messrs. Ordan, Neeb and Haddock did not participate in the Sunrise DCP.
(2)	In connection with the termination of the Sunrise DCP, on January 27, 2011 Ms. Pangelinan received a distribution of her account balance totaling $63,525 based on a December 31, 2010 valuation date.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of our named executive officers, which provide for severance and change of control payments and the acceleration of vesting of certain equity awards upon various triggering events. These provisions are summarized below.

Severance

Under the employment agreements, in the event that the executive’s employment is terminated by us other than for cause or by the executive for good reason, we will pay to the executive his or her “accrued obligations” (consisting of any accrued annual base salary, accrued but unpaid bonus for the prior fiscal year, accrued vacation pay, reimbursement of incurred but unpaid business expenses and amounts payable under our 401(k) plan) and, subject to the executive’s execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination equal to the sum of:

•	two times the executive’s annual base salary; and

•	0.75 times the executive’s target annual bonus for the year of termination.

If, however, the executive’s employment is terminated by us other than for cause or by the executive for good reason upon or within two years following a Change of Control, or prior to a Change of Control, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then, instead of the severance described above, we will pay to the executive his or her accrued obligations, and a lump sum severance payment equal to the sum of:

•

two times the sum of executive’s annual base salary and average annual bonus in respect of the two fiscal years immediately preceding the year in which the Change of Control occurs (or if the date of termination occurs prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurs); and

•	the executive’s target annual bonus for the year of termination, pro-rated through the date of termination.

No severance is payable upon the executive’s death or disability or termination of employment by the executive other than for good reason or by us for cause. Under these termination events, the executive would receive payment only of his or her accrued obligations, except that the executive would forfeit any accrued but unpaid bonus for the prior fiscal year in the event of termination of employment by us for cause.

In addition, under their amended and restated employment agreements, Messrs. Ordan and Neeb may terminate their employment before December 1, 2012 (in the case of Mr. Ordan) or January 25, 2013 (in the case of Mr. Neeb) only for good reason or with the express written consent of the Board. In the event that the executive terminates his employment for any other reason before such date, the executive will be considered in breach of his amended and restated employment agreement and will be required to repay his re-signing bonus ($3 million in the case of Mr. Ordan and $2 million in the case of Mr. Neeb), as well as giving us a contractual damages claim against the executive and a contractual interference claim against any organization which encourages the executive to leave us to work for it.

In addition, in the event that Mr. Ordan or Mr. Neeb terminates his employment for other than good reason, with or without the written consent of our Board of Directors, he would forfeit either all, two-thirds or one-third of his re-signing stock option for 1,000,000 shares and 500,000 shares, respectively, if the termination is prior to the first, second or third anniversary of the grant date of the option, respectively.

Post-Employment Health Care Benefits

Under Mr. Ordan’s amended and restated employment agreement, in the event Mr. Ordan’s employment is terminated (a) as a result of Mr. Ordan’s death or disability, (b) by Mr. Ordan for good reason or by us without cause, (c) by Mr. Ordan with the written consent of our Board of Directors before December 1, 2012 or (d) by Mr. Ordan other than for good reason on or after December 1, 2012, he will be entitled, if allowed by our health benefits plan, to purchase group health benefits offered to our active employees generally covering him, his spouse and his children until he attains, or in the case of death, would have attained age 65 (but as to his children, only through their attainment of age 26), subject to delivery by him of an executed release and non-revocation thereof (other than in the case of death).

Under Mr. Neeb’s amended and restated employment agreement, he is entitled to the same post-employment health care benefit as Mr. Ordan. Under Mr. Neeb’s original employment agreement, in the event his employment had been terminated for any reason other than by us for cause, he (or his qualified beneficiaries in the event of death) would have been entitled to receive at our expense COBRA coverage for up to 18 months following the date of termination, subject to delivery by him of an executed release and non-revocation thereof (other than in the case of death).

Under the employment agreements with Ms. Pangelinan and Mr. Haddock, in the event the executive’s employment is terminated for any reason other than by us for cause the executive (or his or her qualified beneficiaries in the event of death) would be entitled to COBRA coverage for up to 18 months on the same basis as provided in Mr. Neeb’s original employment agreement.

Excise Tax Gross-Ups

Under the original employment agreements with Messrs. Ordan and Neeb and the employment agreement with Ms. Pangelinan, in the event that the executive had become subject to any “golden parachute” excise taxes under Section 4999 of the Internal Revenue Code, the executive would have been entitled to an additional payment such that the executive would have been placed in the same after-tax position as if no excise tax had been imposed. However, if the aggregate payments that the executive was entitled to receive exceeded by 10% or less the maximum amount that the executive could receive without being subject to the excise tax, then the executive would not have received such gross-up payment, and payments otherwise subject to the excise tax would have been reduced to the maximum amount that the executive could have received without being subject to the excise tax.

Under the amended and restated employment agreements with Messrs. Ordan and Neeb, the golden parachute excise tax gross-up provisions that were included in their original employment agreements have been eliminated.

The employment agreement with Mr. Haddock does not contain a golden parachute excise tax gross-up provision.

Other

In addition, under the employment agreements, we have agreed to continue and maintain, at our expense, a directors’ and officers’ liability insurance policy covering each named executive officer both during and, while potential liability exists, after his or her employment period that is no less favorable than the policy covering our active directors and senior officers from time to time.

Under the employment agreements, each named executive officer has agreed to be subject to covenants of non-competition and non-solicitation of our employees and customers during his or her employment and for a period of two years thereafter (provided that the non-competition covenant will be reduced to six months if the executive officer’s employment terminates at the end of the term as a result of non-renewal by us), and to perpetual duties of confidentiality and non-disparagement.

Key Defined Terms

For purposes of the employment agreements:

•	“good reason” is generally defined to mean:

•

a material diminution of the executive’s duties or responsibilities, authorities, powers or functions (and includes, for Mr. Ordan, removal without cause from the Board and, for Mr. Neeb, will be deemed to have occurred if we cease to be a publicly traded entity);

•	a relocation that would result in the executive’s principal employment location being moved 35 miles or more and resulting in the executive’s commute being increased by 35 miles or more; or

•	any material breach by us of the executive’s employment agreement.

•	“cause” is generally defined to mean:

•	the executive’s willful failure to perform or substantially perform his or her duties with us;

•	the executive’s engaging in illegal conduct or gross misconduct that is willful and demonstrably and materially injurious to our business, financial condition or reputation;

•	the executive’s willful and material breach of his obligations under his or her employment agreement; or

•	the executive’s indictment for, or plea of guilty or nolo contendere with respect to, a felony or crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.

•	“Change of Control” has the meaning set forth in our 2008 Omnibus Incentive Plan, as amended, which generally includes:

•

any individual, entity or group becoming the beneficial owner of more than 50% of our then outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (with certain specified exceptions);

•	a change in the composition of a majority of our Board of Directors (with certain specified exceptions);

•

consummation of a merger, reorganization, consolidation or a sale or other disposition of all or substantially all of our assets, unless (a) immediately after the transaction, our stockholders immediately before the transaction own, in substantially the same proportions as immediately before the transaction, more than 50% of, respectively, the then outstanding common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, (b) no individual, entity or group beneficially owns more than 35% of the common stock or combined voting power of the then outstanding voting securities of the resulting corporation, or (c) at least a majority of the board of directors of the resulting corporation were members of our Board of Directors immediately prior to the transaction; or

•	stockholder approval of a plan of complete liquidation or dissolution of us and the consummation of that transaction.

•

“disability” is generally defined to mean the absence of the executive, due to physical or mental illness, from performing his or her duties on a full-time basis for 120 consecutive days or 180 days in any 12-month period.

Acceleration of Vesting of Equity Awards

Except as described below, stock option and restricted stock awards held by our named executive officers have been made under our 2008 Plan. With respect to the equity awards made to Messrs. Ordan (stock options for 2,500,000 shares), Neeb (stock options for 1,000,000 shares and restricted stock for 200,000 shares) and Haddock (restricted stock for 100,000 shares) and Ms. Pangelinan (stock option for 500,000 shares), these awards vest in equal installments on the first three anniversaries of the date of grant, subject to the executive’s continued employment on the applicable vesting date. If the executive’s employment is terminated by us other than for cause, by the executive for good reason or due to the executive’s death or disability, one-third of total number of shares subject to the equity award will accelerate and vest plus a pro-rata portion of an additional one-third for the vesting year in which termination occurs. In addition, in the event that the executive’s employment is terminated by us other than for cause or by the executive for good reason upon or following a Change of Control, or such termination occurs before a Change of Control, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then the unvested portion of the equity award will also accelerate and vest in full. The terms “disability”, “cause”, “good reason” and “Change of Control” have the same meanings as those terms are defined in the employment agreements of each of these executives. Vesting acceleration (other than as a result of death) is subject to the executive’s execution and non-revocation of a general release of claims.

At December 31, 2010, Mr. Ordan also held unvested restricted stock for 98,630 shares as part of a restricted stock award made to him in March 2008 for 164,383 shares and stock options for an additional 240,000 shares that were granted to him in March 2008 under our prior equity plans. These awards vest in equal installments over the first five anniversaries of the date of grant, subject to his continued employment on the applicable vesting date. The unvested portion the restricted stock held by him will accelerate and vest in full pursuant to the terms of the award agreement upon a “change of control” or termination of his employment by us other than for “cause”, by Mr. Ordan for “good reason” or due to his death or disability, and the unvested options will accelerate and vest in full upon a “change of control”. As provided under his employment agreement, these equity awards will accelerate and vest on the same basis as the other awards made to him under our 2008 Plan or, if more favorable to him, pursuant to the terms of the related award agreement. Under his stock option award agreements for the options for 240,000 shares, the post-termination exercise period is 12 months in the event of death or disability and three months following termination of employment for any other reason (other than for cause). Under his amended and restated employment agreement, these options will remain exercisable for one year following termination of employment in the event of death, disability, termination by the executive or termination by us other than for cause.

For purposes of Mr. Ordan’s restricted stock award agreement, the terms “good reason” and “cause” are generally defined in the same manner as for his other equity awards. For purposes of his restricted stock award and his options for the 240,000 shares, “change of control “ is generally defined to mean:

•

any individual, entity or group becoming the beneficial owner of 50% or more of our common stock or of other securities entitled to vote generally in the election of directors (with certain specified exceptions);

•	a change in the composition of a majority of our Board of Directors (with certain specified exceptions); or

•

stockholder approval of either of the following: (a) a merger, reorganization, consolidation or similar transaction as a result of which the persons who beneficially own the outstanding common stock and other securities entitled to vote generally in the election of directors before the transaction are not expected to beneficially own, immediately after the transaction, more than 60% of the common stock and 60% of the combined voting power of the common stock and any other securities entitled to vote generally in the election of directors of the company resulting from such transaction in substantially the same proportions as immediately before the transaction or (b) a plan of liquidation of us or a plan or agreement for the sale or other disposition of all or substantially all of our assets.

At December 31, 2010, Mr. Haddock also held stock options for a total of 100,000 shares granted to him under the 2008 Plan. Of these options, options for 50,000 vest in equal installments on the first five anniversaries of the date of grant and options for 50,000 shares vest in equal installments on the first three anniversaries of the date of grant, subject to Mr. Haddock’s continued employment on the applicable vesting date. Under the terms of the related award agreements, the unvested portion of these options will accelerate and vest fully upon Mr. Haddock’s “Involuntary Termination” within the 12-month period following the consummation of a “Change of Control.” For purposes of the award agreements, “Involuntary Termination” means termination of Mr. Haddock’s service by reason of (i) his involuntary dismissal by us or any affiliate (or successor) for reasons other than “cause,” which is defined in the same manner as in Mr. Ordan’s restricted stock agreement (described above), (ii) his voluntary resignation for “good reason,” as that term is defined in Mr. Haddock’s employment agreement), (iii) a substantial adverse alteration of his title or responsibilities from those in effect immediately prior to the Change of Control (as defined in his employment agreement), (iv) a reduction in his annual base salary as of immediately prior to the Change of Control or a material reduction in his annual target bonus opportunity as of immediately prior to the Change of Control or (v) the relocation of his principal place of employment to a location more than 35 miles from his principal place of employment as of the Change of Control requiring him to be based other than such principal place of employment.

In addition to the foregoing, under the terms of our equity plans and the related award agreements, all outstanding unvested equity awards, including those held by our named executive officers, will accelerate and vest in the event of a change of control transaction in which outstanding equity awards are not assumed or continued.

For information on the unvested equity awards held by our named executive officers at December 31, 2010, please refer to the Outstanding Equity Awards At Fiscal Year-End 2010 table above.

Estimate of Potential Payments Upon Termination or Change of Control

The following tables set forth the estimated potential payments and benefits to the named executive officers upon termination of employment or a change of control. For purposes of estimating these amounts, as required under SEC rules, we have assumed the triggering event took place on December 31, 2010, and that the price per share of our common stock was the closing market price on December 31, 2010, the last trading day of the year, of $5.45. The estimated amounts set forth below include only the incremental payments and benefits that would have been owed to the named executive officers upon the various termination events had such events occurred on December 31, 2010. These amounts do not include amounts that otherwise would be owed to the executive upon termination of employment, including accrued base salary, any accrued but unpaid bonus for the prior fiscal year, any reimbursement for outstanding business expenses incurred but not yet paid, accrued vacation pay and amounts payable pursuant to our 401(k) plan. Actual amounts to be paid to the named executive officers upon any triggering event can only be determined upon the executive’s actual termination of employment and, accordingly, may differ from the amounts shown below. On March 11, 2011, Ms. Pangelinan’s employment terminated. See “Payments Made to Ms. Pangelinan Upon Termination of Employment” below for additional information.

Mr. Ordan

	Termination by Us Other Than for Cause or by Executive for Good Reason	Termination by Death or Disability	Termination by Executive for Other Than Good Reason	Termination by Us for Cause	Termination by Us Other Than for Cause or by Executive for Good Reason in Connection with a Change of Control

Severance	$2,031,250	$—	$—	$—	$4,075,000
Post-Employment Health Care Benefits(1)	—	—	—	—	—
Equity Acceleration(2)	3,347,236	3,347,236	—	—	4,312,534
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A

Total	$5,378,486	$3,347,236	$—	$—	$8,387,534

(1)	No amounts are included for post-employment health care benefits for Mr. Ordan because any such benefits are required to be paid for by him.
(2)	The acceleration of 98,630 unvested shares of restricted stock held by Mr. Ordan at December 31, 2010 (with a value of $537,534) would also take place upon a change of control without a related termination of employment. In addition, all unvested equity awards held by Mr. Ordan would accelerate and vest in the event of a change of control transaction in which outstanding equity awards are not assumed or continued.

Ms. Pangelinan

	Termination by Us Other Than for Cause or by Executive for Good Reason	Termination by Death or Disability	Termination by Executive for Other Than Good Reason	Termination by Us for Cause	Termination by Us Other Than for Cause or by Executive for Good Reason in Connection with a Change of Control

Severance	$1,100,000	$—	$—	$—	$1,640,000
Post-Employment Health Care Benefits(1)	28,078	28,078	28,078	—	28,078
Equity Acceleration(2)	679,997	679,997	—	—	679,997
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	—

Total	$1,808,075	$708,075	$28,078	$—	$2,348,075

(1)	Represents up to 18 months of continued health care coverage calculated based on a monthly premium of approximately $1,560.
(2)	The acceleration of Ms. Pangelinan’s unvested option at December 31, 2010 for 166,666 shares would also take place in the event of a change of control transaction in which outstanding equity awards are not assumed or continued.

Mr. Neeb

	Termination by Us Other Than for Cause or by Executive for Good Reason	Termination by Death or Disability	Termination by Executive for Other Than Good Reason	Termination by Us for Cause	Termination by Us Other Than for Cause or by Executive for Good Reason in Connection with a Change of Control

Severance	$1,237,500	$—	$—	$—	$1,706,107	(1)
Post-Employment Health Care Benefits(2)	28,078	28,078	28,078	—	28,078
Equity Acceleration(3)	1,133,906	1,133,906	—	—	1,769,997
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	—	(1)

Total	$2,399,484	$1,161,984	$28,078	$—	$3,504,182

(1)	Reflects a reduction of $83,893 in the severance amount that would otherwise have been payable to Mr. Neeb under this termination event as a result of the golden parachute excise tax “cut-back” provision in his original employment agreement. The excise tax gross-up provision included in Mr. Neeb’s original employment agreement and in effect on December 31, 2010 was eliminated as part of his amended and restated employment agreement.

(2)	Represents up to 18 months of continued health care coverage pursuant to the terms of Mr. Neeb’s original employment agreement calculated based on a monthly premium of approximately $1,560. Under his amended and restated employment agreement, effective January 25, 2011 Mr. Neeb is entitled to the same post-employment health care benefits as Mr. Ordan.
(3)	In addition, all unvested equity awards held by Mr. Neeb would accelerate and vest in the event of a change of control transaction in which outstanding equity awards are not assumed or continued.

Mr. Haddock

	Termination by Us Other Than for Cause or by Executive for Good Reason	Termination by Death or Disability	Termination by Executive for Other Than Good Reason	Termination by Us for Cause	Termination by Us Other Than for Cause or by Executive for Good Reason in Connection with a Change of Control

Severance	$892,188	$—	$—	$—	$1,197,982
Post-Employment Health Care Benefits(1)	28,269	28,269	28,269	—	28,269
Equity Acceleration(2)	226,954	226,954	—	—	697,396
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A

Total	$1,147,411	$255,223	$28,269	$—	$1,923,647

(1)	Represents up to 18 months of continued health care coverage calculated based on a monthly premium of approximately $1,571.
(2)	In addition, all unvested equity awards held by Mr. Haddock would accelerate and vest in the event of a change of control transaction in which outstanding equity awards are not assumed or continued.

Payments Made to Ms. Pangelinan Upon Termination of Employment

For purposes of her employment agreement, Ms. Pangelinan’s termination of employment constituted a termination of employment by us other than for cause, entitling her, subject to her execution of a release of claims against the company and its officers, directors and affiliates, to:

•	a lump sum cash payment of $1.1 million, which equals two years of base salary and 75% of her target bonus amount (based on her base salary of $400,000 and target bonus of 100% of base salary), plus

•	health care continuation coverage under COBRA at our expense for up to 18 months following her last day of employment (estimated cost of $28,078).

In addition, pursuant to her employment agreement, vesting of the remaining unvested portion (166,666 shares) of her retention option for 500,000 shares that had been granted to her in December 2008 was accelerated. The exercise price of the option is $1.37 per share.

Narrative Disclosure of the Company’s Compensation Policies and Practices as They Relate to the Company’s Risk Management

We have reviewed compensation programs for our employees, including our executives, in order to assess the financial and operational risks, if any, of such programs. In this process, we compiled information on the compensation programs and reviewed them against criteria designed to assess the compensation risk profile of such programs, in the context of potential impact on individual and team behavior. This risk assessment review considered the following:

•	Strategic alignment of business strategy and compensation practices;

•	Alignment and balance in performance metrics;

•	Alignment of pay with market competitiveness;

•	Impact on motivation and engagement;

•	Plan implementation;

•	Appropriate use of management discretion; and

•	Plan effectiveness.

Based on the results of this review, we believe that the compensation programs do not promote operational or financial risks that are reasonably likely to have a material adverse impact on us.

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee consisted of directors Glyn F. Aeppel, David I. Fuente (until December 2010 when he resigned as a director), Lynn Krominga, J. Douglas Holladay (until May 2010 when his term of office as a director expired) and William G. Little. None of these directors has served as an officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure by us under SEC rules during 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Day Care Center Sublease

J127 Foundation (formerly Sunrise Senior Living Foundation) is an independent, not-for-profit organization whose purpose is to operate schools and day care facilities, provide low and moderate income assisted living housing and own and operate a corporate conference center. Paul Klaassen, our non-executive chair, and Teresa Klaassen, his wife, who beneficially own more than 5% of our outstanding common stock, are the primary contributors to, and serve on the board of directors and as officers of, J127 Foundation. J127 Foundation’s stand-alone day care center, which provides day care services for our and non-company employees, is located in the same building complex as our community support office. The day care center subleases space from us under a sublease that expires September 30, 2013. The sublease payments, which equal the payments we are required to make under our lease with our landlord for this space, are required to be paid monthly and are subject to increase as provided in the sublease. J127 Foundation paid us approximately $197,000 in sublease payments in 2010. The dollar amount of the scheduled sublease payments for the period from January 1, 2011 through the remaining term of the sublease is approximately $591,000.

Fairfax Community Ground Lease

We lease the real property on which our Fairfax, Virginia community is located from the Klaassens pursuant to a 99-year ground lease entered into in June 1986, as amended in August 2003. The amended ground lease provided for monthly rent of $12,926 when signed in 2003, and is adjusted annually based on the consumer price index. Annual rent expense paid by us under this lease was approximately $186,000 for 2010. The aggregate dollar amount of the scheduled lease payments through the remaining term of the lease is approximately $13.9 million.

Compensation Arrangements with Mrs. Klaassen

During 2010, Mrs. Klaassen was employed as our chief cultural officer from January 1, 2010 to April 30, 2010. She was paid a total of $40,770 as an employee of our company during this period, including $33,077 of salary and $7,693 representing payment for unused vacation. Effective May 1, 2010, Mrs. Klaassen ceased to be employed by us and we entered into an independent contractor agreement with her to provide the following consulting services to us: advise our chief executive officer and other officers on matters relating to quality of care, training, morale and product development; and at the request of our chief executive officer, visit regions and communities, and attend and speak at quarterly meetings and other company functions. The independent contractor agreement has a one-year term expiring on April 30, 2011, unless terminated earlier in accordance with its terms. Under the independent contractor agreement, we have agreed to pay Mrs. Klaassen $8,333.33 per month, or a total of $100,000 over the one-year term of the agreement. For the period May 1, 2010 through December 31, 2010, we paid Mrs. Klaassen $66,667 under her independent contractor agreement.

Review, Approval or Ratification of Transactions with Related Persons

In May 2008, our Board of Directors adopted a written policy and written procedures (together, the “related party transaction policy”) under which all related party transactions are subject to the prior review and approval or ratification by the Governance, Compliance and Nominating Committee or the disinterested members of our Board. For purposes of this policy, a “related party transaction” is:

•

any transaction, regardless of amount, in which (1) we or any of our subsidiaries is or will be a participant and (2) any related party (which generally includes our directors, director nominees, executive officers, greater than 5% stockholders and any of their respective immediate family members) has or will have a direct or indirect material interest, and

•	any amendment or modification to an existing related party transaction.

Under our related party transaction policy, our directors and executive officers are responsible for identifying and reporting to our compliance officer any potential related party transaction involving themselves or any of their respective related parties, or any other related party transaction that they may become aware of. Upon notification of a related party transaction, our compliance officer is responsible for collecting information regarding the nature of the related party relationship and the nature and extent of the related party’s interest in the transaction.

Each proposed related party transaction, and any related party transaction that has not previously been approved or ratified, is then submitted to the Governance, Compliance and Nominating Committee. The chair of the Governance, Compliance and Nominating Committee (or the committee) may instead submit the transaction for consideration by the disinterested members of our Board. The Governance, Compliance and Nominating Committee may approve a related party transaction only if it determines that the transaction is in our best interest. If, instead, the transaction is considered by the disinterested members of our Board, the affirmative vote of at least a majority of the disinterested members of our Board is necessary to approve the transaction. A director involved in the transaction must abstain from voting, but may, if requested, participate in the discussion to answer questions or provide additional information.

The following types of transactions have been pre-approved and are, therefore, exempt from our related party transaction policy (unless otherwise noted):

•	executive officer compensation approved by our Board or the Compensation Committee and director compensation approved by our Board;

•	transactions where the related party’s interest arises solely from the ownership of our common stock and all holders of common stock receive the same benefit on a pro rata basis;

•	ordinary course business travel and expenses, advances and reimbursements;

•	indemnification arrangements under our charter or bylaws, or under agreements to which we are a party;

•

previously approved or disclosed related party transactions that were in existence as of May 2008. However, these transactions remain subject to annual review and any amendments or modifications are subject to approval under our related party transaction policy;

•	transactions with entities in which we have an investment and for which a related party serves as director or executive officer at our request; and

•	dues paid by us for membership in the U.S. Chamber of Commerce or any of its affiliates.

The above-described day care center sublease and Fairfax community ground lease transactions were in existence when our related party transaction policy was adopted by our Board. In connection with its annual review of related party transactions, at its meeting on August 3, 2010 the Governance, Compliance and Nominating Committee reviewed and ratified the independent contractor agreement with Mrs. Klaassen.

REPORT OF AUDIT COMMITTEE

Management has the primary responsibility for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; maintaining effective internal control over financial reporting; and procedures designed to reasonably assure compliance with auditing standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Accounting Oversight Board (the “PCAOB”) and expressing an opinion on whether our consolidated financial statements present fairly, in all material respects, our consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. Our independent public accounting firm is also responsible for performing an audit of our internal control over financial reporting in accordance with the standards of the PCAOB and expressing an opinion on the effectiveness of our internal control over financial reporting.

As described more fully in its charter, the Audit Committee assists our Board of Directors in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of our internal audit function and independent registered public accounting firm. The activities of the Audit Committee are in no way designed to supersede or alter the responsibilities of management and the independent registered public accounting firm. The Audit Committee’s role does not provide any special assurances with regard to our consolidated financial statements or our internal control over financial reporting, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

In this context, the Audit Committee met and held discussions with management and Ernst & Young LLP eleven times during 2010 and the first quarter of 2011 regarding, among other things, the preparation of our audited consolidated financial statements for our fiscal year ended December 31, 2010. During this period, the Audit Committee also met separately in executive session with Ernst & Young LLP and/or individual members of management approximately seven times. On February 25, 2011, we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 with the SEC.

In fulfilling its oversight responsibilities with regard to our 2010 audited consolidated financial statements, the Audit Committee has:

•	reviewed and discussed our audited consolidated financial statements for our fiscal year ended December 31, 2010 with our management;

•

discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T; and

•

received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Respectfully submitted, Stephen D. Harlan, Chair Glyn F. Aeppel Lynn Krominga William G. Little

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to act as our independent registered public accounting firm for our fiscal year ending December 31, 2011. Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP has audited our consolidated financial statements each year since 1994.

Although stockholder ratification of the appointment of Ernst &Young LLP is not required, our Board of Directors believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm. The Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm.

Independent Registered Public Accountant’s Fees

For fiscal years 2010 and 2009, our independent registered public accountants, Ernst & Young LLP, billed us the fees set forth below:

	Fiscal Year Ended December 31,
Type of Fee	2010	2009
Audit Fees(1)	$3,381,738	$3,751,977
Audit Related Fees(2)	160,475	249,790
Tax Fees(3)	43,800	149,290
All Other Fees	—	—

Total	$3,586,013	$4,151,057

(1)	Audit fees include audits of consolidated financial statements, Sarbanes-Oxley Section 404 attest services, statutory audits and unconsolidated venture audits. Audit fees related to our unconsolidated ventures were $1.0 million and $1.1 million for the fiscal years ended December 31, 2010 and December 31, 2009, respectively.
(2)	Audit related fees include assurance and related services provided by our independent auditors that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included above under “Audit Fees.” These services principally include an analysis of the effectiveness of controls over the processing of transactions for owners of our communities.
(3)	Tax services principally include tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by Ernst & Young LLP. Under the policy, the Audit Committee must specifically pre-approve the terms of the annual audit services engagement. Thereafter, the Audit Committee (or its delegate) is required to approve, if necessary, any changes in terms resulting from changes in audit scope, our structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee as described above, the Audit Committee must pre-approve other services, including audit-related services, tax services, and such other services that a company’s independent auditor may traditionally provide without impairing its independence. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All of the audit, audit related and tax services for which the fees listed above were billed were approved by the Audit Committee pursuant to the policy described in the preceding paragraph.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking a non-binding advisory vote from our stockholders to approve the compensation paid to our named executive officers (referred to as a “say-on-pay” vote). We encourage you to read the CD&A, compensation tables and narrative discussion appearing elsewhere in this proxy statement for a more detailed discussion of our compensation programs and policies for our named executive officers and the compensation we paid them for 2010.

During the past three years and continuing in 2011, our company has faced numerous financial and operational challenges, including the need to restructure and extend the maturity dates of our debt and to improve our financial position, cash flows and results of operations. We believe that, during this critical period of financial and operational challenges, hiring and retaining executives with the skill, knowledge and track record necessary to achieve success in the face of these challenges is critically important to the company’s short- and long-term stability. Because such talent is vital to our future, we also believe that the compensation program must be competitive in attracting and retaining our key executives.

In determining whether to approve this Proposal 3, we believe that you should consider the following:

•

2010 Company Financial Performance. As described in our 2010 Form 10-K, we reported total operating revenues of $1.4 billion for the year ended December 31, 2010, as compared to $1.5 billion for the year ended December 31, 2009. Net income attributable to common shareholders was greatly increased by non-recurring factors and was $99.1 million, or $1.72 per fully diluted share, for the year ended December 31, 2010. This included $63.3 million of buyout fees and $68.5 million of income from discontinued operations, as compared to net loss attributable to common shareholders of ($133.9) million, or ($2.61) per fully diluted share, for the year ended December 31, 2009. A significant portion of our ongoing management fee income is heavily concentrated with four business partners, as outlined in our 2010 Form 10-K. We had $66.7 million of unrestricted cash at December 31, 2010. As of December 31, 2010, we had significantly reduced our consolidated debt to $163.0 million, as compared to $440.2 million at December 31, 2009, a reduction of $277.2 million.

•

Named Executive Officer Compensation Determined by Independent Compensation Committee. The compensation of our named executive officers is determined by the Compensation Committee, which is comprised solely of independent directors.

•

Engagement of Compensation Consultant. Since early 2008, the Compensation Committee has directly engaged a compensation consultant to advise the Compensation Committee on executive compensation matters. Hay Group served in this role during 2010.

•

2010 Base Salaries. Base salaries for our named executive officers were not increased in 2010, except for (a) Mr. Neeb, who received an increase in his 2010 base salary effective October 1, 2010 in connection with his promotion to chief investment and administrative officer on that date and (b) Mr. Haddock, who also received an increase in his 2010 base salary effective October 1, 2010 in connection with his promotion to general counsel and secretary on that date.

•

2010 Annual Incentive Bonuses. Hay Group assisted the Compensation Committee with the establishment of the performance metrics applicable to 2010 annual incentive bonuses for each of Messrs. Ordan and Neeb and Ms. Pangelinan, who comprised our executive officer group when the Compensation Committee approved these metrics in June 2010. The Compensation Committee also used these performance metrics in assessing Mr. Haddock’s performance for 2010. The 2010 performance metrics followed the basic structure put in place for 2009 that balances pre-determined individual and team performance. For 2010, the performance metrics included two components — four individual performance goals (weighting of 15% each) and two company financial (team) goals (weighting of 20% each). The individual performance goals were chosen to reflect each executive’s individual contribution to specific financial and operating challenges faced by our company as follows: financial solvency/responsibility; strategic initiatives; operational success; and talent management. In addition, to represent our company-wide financial performance, a combination of net operating profit and cash flow were chosen as the company financial (team) goals because they reflect our success in managing both revenue and cost, and were deemed critical to funding our continuing operations.

•

Limited Perquisites. Our named executive officers are eligible only for limited perquisites. Under Mr. Ordan’s employment agreement, Mr. Ordan and his dependents are entitled to an executive medical and dental insurance plan providing supplemental first-dollar coverage at our expense to the extent not covered under our general health plan (for example, prescriptions, orthodontia, eye surgery or other coverages which may be excluded from the group health plan). We also pay 50% of the short-term disability insurance premium expense for our salaried regional and headquarters personnel, including our named executive officers, who elect such coverage. For 2010, Ms. Pangelinan was the only named executive officer to elect short-term disability insurance coverage.

•

2010 Equity Awards. In October 2010, we granted Messrs. Neeb and Haddock shares of restricted stock in connection with their promotions. In December 2010, we also granted Mr. Ordan a re-signing stock option in connection with the amendment and restatement of his original employment agreement. These equity awards have three-year service-based vesting provisions. We also granted Mr. Neeb shares of unrestricted stock in May 2010, which were intended to provide him with an immediate benefit in recognition of his ongoing strong performance and his efforts related to the dismissal of claims with respect to four communities that had been in litigation. (In January 2011, Mr. Neeb also received a re-signing stock option with a three-year service-based vesting provision in connection with the amendment and restatement of his original employment agreement.)

•

“Double Trigger” Severance Provisions. Our named executive officers are entitled to certain payments and benefits upon severance-qualifying termination events under their employment agreements. We structured the change of control severance benefits under the employment agreements as “double trigger” benefits. In other words, the change of control does not itself trigger the severance benefits; rather, severance benefits only become payable in connection with a termination related to a change of control.

•

Recoupment (Clawback) Policy. In July 2008, our Board adopted a written policy to enable the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period in which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets. Similarly, the employment agreements entered into with our named executive officers provide that the officer will return, at our request and regardless of whether the officer engaged in inappropriate conduct, any bonus or excess compensation in the event of a restatement that reduces earnings, if bonus awards were tied in any way to achievement of certain earnings targets.

•

Elimination of “Golden Parachute” Excise Tax Provision from Employment Agreements. Mr. Ordan’s amended and restated employment agreement eliminates the “golden parachute” excise tax gross-up provision that was included in his original employment agreement. Mr. Neeb’s original employment agreement was correspondingly amended and restated in January 2011 to eliminate the golden parachute excise tax gross-up provision that was included in his original employment agreement. The employment agreements with Messrs. Haddock and Richards do not contain golden parachute excise tax provisions. Accordingly, none of the employment agreements with our current executive officers contain such a provision.

•

Extension of Employment Terms for Messrs. Ordan and Neeb. As part of the amendment and restatement of their employment agreements, in December 2010 and January 2011, respectively, we extended the initial employment terms set forth in the employment agreements with Messrs. Ordan and Neeb. Messrs. Ordan and Neeb also agreed in their amended and restated employment agreements not to voluntarily resign their positions (other than for good reason) during the next two years without the written consent of our Board of Directors. If either executive were to voluntarily resign his position (other than for good reason) during this period without the written consent of our Board, the executive would be required to repay his re-signing bonus. In addition, if either executive were to voluntarily resign his position (other than for good reason) during this period with or without the written consent of our Board, he would forfeit the unvested portion of his re-signing stock option. These provisions are intended to ensure, to the extent practicable, that we will retain the services of these key executives for at least the next two years.

•

Chief Financial Officer and Chief Accounting Officer Positions Combined. In connection with the company’s desire to reduce ongoing general and administrative expense by combining the chief financial officer and chief accounting officer positions, on January 31, 2011, our Board approved (a) the termination of Ms. Pangelinan’s employment effective on or before March 11, 2011 and (b) the appointment of Mr. Richards, who had served as our chief accounting officer since July 2009, as our new chief financial officer effective as of Ms. Pangelinan’s departure date. Mr. Richards became our new chief financial officer on March 11, 2011 following Ms. Pangelinan’s departure on that date. Ms. Pangelinan became entitled to certain severance and other benefits in connection with the termination of her employment in accordance with the terms of her employment agreement, as described in the CD&A.

In connection with the vote on this Proposal 3, we are asking our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

The Board of Directors recommends a vote FOR the advisory approval of our executive compensation.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF

FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also require that we seek a non-binding stockholder advisory vote on whether future say-on-pay votes will occur every one, two or three years, which is referred to as a “frequency of the say-on-pay vote.”

Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our executive compensation. After weighing the choices on the frequency of the say-on-pay vote, our Board of Directors has decided to recommend that future say-on-pay votes occur every year. By submitting say-on-pay votes to our stockholders every year, our stockholders will be able annually to express their views on executive compensation.

The enclosed proxy card gives you four choices for voting on this Proposal 4. You may choose whether future say-on-pay votes will occur every one, two or three years. You may also abstain from voting on this Proposal 4. You are not voting on whether you approve or disapprove the Board’s recommendation.

The Board of Directors recommends a vote FOR holding future stockholder advisory votes on executive compensation every year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our outstanding common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC, and to furnish us with copies of all Section 16(a) reports they file. Based on a review of the reports furnished to us, we believe that all such filing requirements were complied with during our fiscal year ended December 31, 2010, except that one report, covering a total of two transactions, was filed late by Mr. and Mrs. Klaassen, and three reports, covering a total of three transactions, were filed late on the same day by Mr. Klaassen.

STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 14, 2011 by (i) each director, (ii) each named executive officer and (iii) all current executive officers and directors as a group.

Name and Position(s)	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding

Mark S. Ordan (2) Chief Executive Officer and Director	1,281,763	2.2%

Julie A. Pangelinan (3) Former Chief Financial Officer	166,667	*

D. Gregory Neeb (4) Chief Investment and Administrative Officer	550,222	*

David Haddock (5) General Counsel and Secretary	101,484	*

Paul J. Klaassen (6) Non-Executive Chair of the Board	3,548,596	6.2%

Lynn Krominga (7) Lead Director	5,990	*

Glyn F. Aeppel (8) Director	5,990	*

Thomas J. Donohue (9) Director	165,500	*

Stephen D. Harlan (10) Director	15,990	*

William G. Little (11) Director	77,990	*

All current executive officers and directors as a group (10 persons) (12)	5,855,192	10.0%

*	Less than one percent.
(1)	Under Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.
(2)	Represents 39,134 shares held directly, 98,630 shares of restricted stock and 1,143,999 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of March 14, 2011.
(3)	Represents 166,667 shares received by Ms. Pangelinan upon the exercise of the remaining vested portion of her stock option for 500,000 shares. Ms. Pangelinan previously exercised a portion of this stock option for a total of 333,333 shares and sold all 333,333 shares received upon exercise.
(4)	Represents 16,888 shares held directly, 200,000 shares of restricted stock and 333,334 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of March 14, 2011.
(5)	Represents 1,484 shares held directly and 100,000 shares of restricted stock. As of March 14, 2011, Mr. Haddock had exercised all of his vested stock options for 56,666 shares of common stock and sold all of the shares received upon exercise. None of Mr. Haddock’s unvested stock options are exercisable within 60 days of March 14, 2011.
(6)	See “Principal Holders of Voting Securities” for additional information.
(7)	Represents 5,990 restricted stock units that could be settled within 60 days of March 14, 2011.
(8)	Represents 5,990 restricted stock units that could be settled within 60 days of March 14, 2011.
(9)	Represents 41,510 shares held directly, 118,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 14, 2011 and 5,990 restricted stock units that could be settled within 60 days of March 14, 2011.
(10)	Represents 10,000 shares held directly and 5,990 restricted stock units that could be settled within 60 days of March 14, 2011.
(11)	Represents 32,000 shares held directly, 40,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 14, 2011 and 5,990 restricted stock units that could be settled within 60 days of March 14, 2011.
(12)	Includes 1,637,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 14, 2011 and 35,940 restricted stock units that could be settled within 60 days of March 14, 2011.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of March 14, 2011 with respect to the ownership of shares of our common stock by each person believed by management to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the information is based on the most recent Schedule 13G/A filed with the SEC on behalf of such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

FMR LLC (1) Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	8,373,235	14.7%

Paul J. and Teresa M. Klaassen (2) 7900 Westpark Drive, Suite T-900 McLean, Virginia 22102	3,548,596	6.2%

(1)	The Schedule 13G/A dated February 11, 2011 of the reporting persons states that, as of December 31, 2010, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was the beneficial owner of 7,404,439 shares, or 13.0% of the outstanding common stock, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that the ownership of one investment company, Fidelity Mid-Cap Stock Fund, 82 Devonshire Street, Boston, MA 02109, amounted to 3,250,000 shares, or 5.7% of the outstanding common stock. According to the Schedule 13G/A, each of the reporting persons and the Fidelity funds has sole power to dispose of the 7,404,439 shares owned by the Fidelity funds, and neither reporting person has the sole power to vote or direct the voting of the shares; such voting power resides with the Fidelity funds’ boards of trustees and Fidelity carries out the voting of the shares under written guidelines established by the Fidelity funds’ boards of trustees. The Schedule 13G/A further states that Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned bank subsidiary of FMR LLC, beneficially owns 968,796 shares that are owned by institutional accounts managed by PGATC, and that each of the reporting persons has sole dispositive power over, and sole power to vote or to direct the voting of, such shares.
(2)	The Schedule 13G/A dated February 10, 2011 of the reporting persons states that, as of December 31, 2010, Mr. and Mrs. Klaassen have shared voting power and shared dispositive power with respect to 3,551,894 shares held jointly by them as tenants by the entirety, 51,212 shares held directly by Mr. Klaassen and 39,500 shares held by The Klaassen Family Private Foundation. The shares reported in that table also includes 5,990 of the 11,980 restricted stock units granted to Mr. Klaassen in January 2011 that could be settled within 60 days of March 14, 2011. Mr. Klaassen has advised us that he and Mrs. Klaassen also possess shared voting and shared dispositive power with respect to the shares issuable upon settlement of these restricted stock units. On March 4, 2011, the Klaassens sold 100,000 shares.

HOUSEHOLDING

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report to stockholders, we will deliver promptly a copy to you if you address your written request to or call Sunrise Senior Living, Inc., 7900 Westpark Drive, Suite T-900, McLean, Virginia 22102, Attention: Investor Relations (telephone number: 703-273-7500). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholders who intend to submit a proposal at the 2012 annual meeting of stockholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in Rule l4a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by our Secretary at our principal executive offices no later than November 22, 2011. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2012 annual meeting any stockholder proposal which may be omitted from our proxy materials under applicable regulations of the SEC in effect at the time such proposal is received.

Under our Bylaws, a stockholder who wishes to nominate a director or propose a matter for consideration at an annual meeting but not for inclusion in the proxy materials must (a) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of our Board of Directors and at the time of the annual meeting, (b) be entitled to vote at the meeting and (c) must deliver notice to our Secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date is less than 100 days prior to the date of such annual meeting, then stockholder notice must be delivered not later than the 10th day following such public announcement. For the 2012 annual meeting, such notice must be received no earlier than the close of business on January 6, 2012 and no later than the close of business on February 6, 2012. In addition, the stockholder must comply with the disclosure and other requirements in our Bylaws.

ANNUAL MEETING OF STOCKHOLDERS OF

SUNRISE SENIOR LIVING, INC.

May 6, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING:

The accompanying proxy statement and annual report to stockholders are available on Sunrise’s website at www.sunriseseniorliving.com/2011annualmeetingmaterials.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20730304000000000000 1 050611

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect seven directors, each for a term expiring at the 2012 annual meeting.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Glyn F. Aeppel

Thomas J. Donohue

Stephen D. Harlan

Paul J. Klaassen

Lynn Krominga

William G. Little

Mark S. Ordan

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. To ratify the appointment of Ernst & Young LLP as Sunrise’s independent registered public accounting firm for its fiscal year ending December 31, 2011.

FOR AGAINST ABSTAIN

3. Advisory vote on executive compensation, as described in the proxy statement.

1 Yr 2 Yrs 3 Yrs ABSTAIN

4. Advisory vote on frequency of future stockholder advisory votes on executive compensation.

This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, FOR “1 YR” ON PROPOSAL 4 AND IN THE MANNER RECOMMENDED BY THE BOARD OF DIRECTORS, OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS, AS TO ANY OTHER MATTERS.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.

If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SUNRISE SENIOR LIVING, INC.

7900 Westpark Drive

Suite T-900

McLean, Virginia 22102

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — MAY 6, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Sunrise Senior Living, Inc. (“Sunrise”) hereby appoints Mark S. Ordan and C. Marc Richards, and each of them, with full power of substitution and resubstitution, as proxies to cast all votes, as designated on the reverse side, which the undersigned stockholder is entitled to cast at the 2011 annual meeting of stockholders to be held on May 6, 2011 at 10:00 a.m., local time, at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, and at any adjournments or postponements thereof, upon the matters described on the reverse side.

(Continued and to be signed and dated on the reverse side.)

14475